Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

PERMIAN MUD SERVICE, INC.

ECOLAB INC.,

OFC TECHNOLOGIES CORP., AND

JOHN W. JOHNSON,

STEVEN J. LINDLEY AND

J. LOREN ROSS, AS THE REPRESENTATIVES

Dated as of October 11, 2012

TABLE OF CONTENTS

ARTICLE I	DEFINED TERMS	2
1.1	Definitions	2
ARTICLE II	THE MERGER	19
2.1	Merger	19
2.2	Effective Time	20
2.3	Effects of the Merger	20
2.4	Certificate of Incorporation and Bylaws	20
2.5	Directors and Officers	20
2.6	Conversion of Outstanding Shares	20
2.7	Dissenters’ Rights	21
2.8	Closing of Transfer Books	21
2.9	Payments	21
2.10	Closing Adjustment Amount	25
2.11	Final Adjustment Amount	25
ARTICLE III	REPRESENTATIONS AND WARRANTIES	27
3.1	Representations and Warranties of the Company	27
3.2	Representations and Warranties of Parent and Merger Subsidiary	41
ARTICLE IV	COVENANTS OF THE COMPANY	47
4.1	Conduct of Business	47
4.2	Access and Information	49
4.3	Third Party Consents	50
4.4	Company Transaction Costs	50
4.5	Pay-Off Letters	50
4.6	Data Room CD ROM	50
ARTICLE V	POST-CLOSING COVENANTS OF PARENT AND MERGER SUBSIDIARY	50
5.1	Access to Information	50
5.2	D&O Coverage	51
ARTICLE VI	OTHER COVENANTS	52
6.1	Governmental Consents	52
6.2	Bonus Plan	53
6.3	Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties	54
6.4	Waiver	55
6.5	Restructuring	55

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6.6	Employee Matters	55
6.7	Tax Sharing Agreements	56
6.8	Stockholder Meeting	56
6.9	Termination of Affiliate Contracts and Transactions	57
6.10	Termination of Guarantees and Other Debt Obligations	57
6.11	Delivery of Certificates and Letters of Transmittal	57
6.12	Tax Returns; Restructuring Appraisals; Cooperation Agreement; Refunds	58
6.13	Inventory Count	59
ARTICLE VII	CONDITIONS PRECEDENT	59
7.1	Conditions to Each Party’s Obligation	59
7.2	Conditions to Obligation of Parent and Merger Subsidiary	59
7.3	Conditions to Obligations of the Company	60
ARTICLE VIII	CLOSING	61
8.1	Closing	61
8.2	Actions to Occur at Closing	61
ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	62
9.1	Termination	62
9.2	Effect of Termination	63
9.3	Return of Information	63
ARTICLE X	INDEMNIFICATION	63
10.1	Indemnification of Parent	63
10.2	Indemnification of Stockholders	65
10.3	Limitations	66
10.4	Notice of Claim	68
10.5	Defense of Third-Party Claims	69
10.6	Resolution of Notice of Claim	70
10.7	Survival of Covenants, Representations and Warranties	71
10.8	Exclusive Remedy; Non-Recourse	71
10.9	Other Limitations	72
ARTICLE XI	GENERAL PROVISIONS	72
11.1	Reasonable Efforts; Further Assurances	72
11.2	Amendment and Modification	73
11.3	Waiver of Compliance	73
11.4	Severability	73
11.5	Expenses and Obligations	73

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11.6	Parties in Interest	73
11.7	Notices	74
11.8	Counterparts	75
11.9	Company Disclosure Schedule	75
11.10	Time	75
11.11	Entire Agreement	75
11.12	Public Announcements	75
11.13	Attorneys’ Fees	75
11.14	Assignment	76
11.15	Rules of Construction	76
11.16	Governing Law	77
11.17	WAIVER OF JURY TRIAL	77
11.18	Consent to Jurisdiction; Venue	77
ARTICLE XII	THE REPRESENTATIVE	78
12.1	Authorization of the Representatives	78
12.2	Exculpation	78

EXHIBITS:

Exhibit A	Example Working Capital Schedule
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of FIRPTA Statement
Exhibit F	Form of IRS Notice
Exhibit G-1	Form of Release and Waiver
Exhibit G-2	Directors and Officers
Exhibit H	Form of Non-Competition Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 11, 2012, is made by and among PERMIAN MUD SERVICE, INC., a Texas corporation (the “Company”), ECOLAB INC., a Delaware corporation (“Parent”), OFC TECHNOLOGIES CORP., a Texas corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and John W. Johnson, Steven J. Lindley and J. Loren Ross, solely in their capacity as the Representatives hereunder and for the limited purposes of Article XII.

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition by Parent of the Company be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the Texas Business Organizations Code (the “TBOC”);

WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Subsidiary) and Merger Subsidiary have each approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, contemporaneously with execution of this Agreement, Stockholders of the Company owning in excess of sixty-seven percent (67%) of the issued and outstanding shares of each class of Common Stock of the Company have entered into a voting agreement (the “Voting Agreement”) wherein such Stockholders have irrevocably agreed to vote their shares of Common Stock of the Company in favor of the Merger at the Company Stockholders Meeting;

WHEREAS, immediately prior to the consummation of the Merger, the Company will consummate a restructuring pursuant to which the Company will distribute certain Subsidiaries and assets that are unrelated to the Business;

WHEREAS, the Company is making various representations, warranties and covenants in this Agreement in order to induce Parent and Merger Subsidiary to enter into this Agreement and consummate the transactions contemplated hereby, allowing the stockholders of the Company to receive the consideration provided for herein, and in order to provide Parent and its related indemnified parties with recovery for potential claims by Parent and such related indemnified parties against the Company under this Agreement after consummation of the transactions contemplated hereby, a portion of the consideration payable to the Company’s stockholders will be placed into escrow to satisfy such potential obligations of the Company; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINED TERMS

1.1          Definitions.  The following terms shall have the following meanings in this Agreement:

“280G Amount” means an aggregate amount equal to the sum of (i) an amount (if any) equal to .36 times the aggregate amount of all Tax deductions that Parent reasonably determines would be disallowed under Section 280G(a) of the Code with respect to the aggregate portions of the Potential Parachute Payments that would constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) if, and to the extent that, the shareholder approval requirements of Section 280G(b)(5)(B)(i) of the Code are not met in connection with the stockholder vote required under Section 6.8 hereof and assuming the maximum value of each Potential Parachute Payment pursuant to the Employee Benefit Plan (including, for the avoidance of doubt, the Bonus Plan and the Change in Control Plan) or other agreement or promise to pay cash, property or other benefits, in each case, that governs the terms of such Potential Parachute Payment plus (ii) the aggregate amounts of any payments under such plans, agreements and promises intended to gross-up any individual on account of any excise, employment, income or other Tax liability imposable on such individual with respect to any portions of the Potential Parachute Payments that would constitute “excess parachute payments” that Parent reasonably determines would be payable to any such individual.

“280G Waiver” has the meaning set forth in Section 6.8(b).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Aggregated Group” has the meaning set forth in Section 3.1(r)(i).

“Agreement” has the meaning set forth in the Preamble.

“Anticorruption Laws” has the meaning set forth in Section 3.1(u)(i).

“Antitrust Certification Date” has the meaning set forth in Section 6.1(d).

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; (e) the applicable antitrust laws of Canada, Colombia, Ecuador, Norway, Russia and the United Kingdom; and (f) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority applicable to the business or operations of the Company and the Retained Subsidiaries (including all applicable U.S. export control laws and U.S. antiboycott laws and, to the extent applicable to the Business, the European Regulation on Registration, Authorisation and Restriction of Chemicals (REACH)).

“Applicable Percentage” means with respect to each Stockholder holding Outstanding Common Shares, a percentage equivalent of a fraction, the numerator of which is the aggregate number of Outstanding Common Shares held by such Stockholder and the denominator of which is the aggregate number of all Outstanding Common Shares.

“Applicable Share Amount” means, with respect to any Stockholder, a dollar amount equal to (a) the Closing Merger Consideration multiplied by (b) such Stockholder’s Applicable Percentage.

“Appraisals” has the meaning set forth in Section 6.12(b).

“Appraisers” has the meaning set forth in Section 6.12(b).

“Balance Sheet Date” means June 30, 2012.

“Balance Sheets” has the meaning set forth in Section 3.1(f).

“Basket” has the meaning set forth in Section 10.3(b).

“Bonus Plan” has the meaning set forth in Section 6.2.

“Bonus Plan Participation Payments” means the maximum aggregate amount payable by the Company or any Retained Subsidiary under or in connection with the Bonus Plan, including an estimated and agreed amount to pay employment, payroll, excise and other Taxes related to such payments which are to be made under the Bonus Plan.

“Business” means the business conducted by Company and the Retained Subsidiaries immediately prior to the Closing Date.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which commercial banks in Houston, Texas, are authorized or required to be closed.

“Bribery Act” has the meaning set forth in Section 3.1(u).

“Capitalized Lease Obligation” means, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the balance sheet of the Company or any Retained Subsidiary as of such date prepared in accordance with GAAP and the amount of indebtedness represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such consolidated balance sheet.

“Cash” means all unrestricted cash deposited in bank accounts (net of all accounts with negative cash balances) and all “Level 1” securities held by the Company and the Retained Subsidiaries as determined in accordance with GAAP applied on a consistent basis, including the “Level 1” securities held by the Company and the Retained Subsidiaries as of the date hereof as listed on Section 1.1(a) of the Company Disclosure Schedule.  The parties acknowledge that (a) ledger account 115400 (Marketable Securities) is a restricted cash account that will not be included in Cash, and (b) notwithstanding its historical classification, ledger account 113010 (Frost Bank Operating) is a cash account that will be included in Cash (whether positive or negative).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Certificate” means a certificate representing any Outstanding Common Shares.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Champion Balance Sheet” has the meaning set forth in Section 3.1(f).

“Champion Technologies” means Champion Technologies, Inc., a Texas corporation.

“Change in Control Plan” means the Permian Mud Service, Inc. Change in Control Plan dated October 11, 2012.

“Change in Control Payments” means any payments due to a participant in the Change in Control Plan pursuant to the terms of such plan.

“Claim” has the meaning set forth in Section 10.4.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.50 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.50 per share.

“Closing” has the meaning set forth in Section 8.1.

“Closing Adjustment Amount” means an amount equal to (a) the sum of Estimated Cash and any Estimated Working Capital Surplus; minus (b) the sum of Estimated Debt, any Estimated Working Capital Deficiency, the Estimated Closing Tax Amount and the Outstanding Company Transaction Costs.

“Closing Balance Sheet” has the meaning set forth in Section 2.10.

“Closing Cash” has the meaning set forth in Section 2.11(a).

“Closing Cash Consideration” means, with respect to any Stockholder, a dollar amount equal to (i) such Stockholder’s Applicable Share Amount, multiplied by (ii) 0.75.

“Closing Date” means the date on which the Closing occurs.

“Closing Debt” has the meaning set forth in Section 2.11(a).

“Closing Merger Consideration” means an amount (not less than zero) equal to (a) the Gross Enterprise Value, plus (b) the Closing Adjustment Amount (which amount will be subtracted if a negative number); minus (c) the Bonus Plan Participation Payments; minus (d) the 280G Amount.

“Closing Stock Consideration” means, with respect to any Stockholder, a number of shares of Parent Common Stock equal to:

(a)           (i) such Stockholder’s Applicable Share Amount, multiplied by (ii) the Closing Stock Consideration Multiplier, divided by the Deemed Stock Value; and

(b)           reduced by the number of shares of Parent Common Stock equal to such Stockholder’s Applicable Percentage of the Escrowed Stock Consideration;

provided, that no fractional shares of Parent Common Stock resulting from the foregoing formula shall be issued and such Stockholder shall be paid cash in lieu of such fractional share of Parent Common Stock pursuant to Section 2.9(b)(i).

“Closing Stock Consideration Multiplier” means 0.25; provided that (i) if the Closing VWAP is less than 90% of the Initial Deemed Stock Value, the Closing Stock Consideration Multiplier shall be 0.225, and (ii) if the Closing VWAP is greater than 110% of the Initial Deemed Stock Value, the Closing Stock Consideration Multiplier shall be 0.275.

“Closing Tax Accrual Amount” means the Pending Pre-Closing Tax Period Taxes (as adjusted to include (to the extent not already included therein) any and all Transaction Tax Deductions and to exclude any and all Future Transaction Tax Deductions).

“Closing Tax Amount” means (a) Pending Pre-Closing Tax Period Taxes, reduced by (b) all Taxes paid or deposited with respect to Pending Pre-Closing Tax Period Taxes (excluding amounts attributable to Refundable Taxes).

“Closing VWAP” means the average of the daily volume weighted average sales price of shares of Parent Common Stock on the New York Stock Exchange rounded to the nearest one thousandth of a dollar (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually selected by the Company and Parent) for the ten (10) consecutive trading days ending on the second (2nd) trading day preceding the Closing Date.

“Closing Working Capital” has the meaning set forth in Section 2.11(a).

“Closing Working Capital Deficiency” has the meaning set forth in Section 2.11(a).

“Closing Working Capital Surplus” has the meaning set forth in Section 2.11(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncements.

“Common Stock” means the common stock of the Company, including Class A Common Stock and Class B Common Stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.1(f).

“Company Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement, as amended or supplemented in accordance with the terms of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) (Organization; Good Standing and Other Matters), 3.1(b) (Ownership; Capitalization of the Company), 3.1(c) (Capitalization of the Subsidiaries), 3.1(d) (Authority) and 3.1(e)(i) (No Conflict; Required Filings and Consents).

“Company Material Adverse Effect” means any change, circumstance, effect, event or fact that (a) has a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Retained Subsidiaries, taken as a whole or (b) prohibits the Company from consummating the transactions contemplated by this Agreement in accordance with its terms and Applicable Laws; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Company Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and the Retained Subsidiaries operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company; (iv) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Transaction Document; or (v) any change in accounting requirements or principles imposed upon the Company, the Retained Subsidiaries or their respective businesses as a result of a change in GAAP or any change in Applicable Laws, so long as, in the case of clauses (i), (ii) and (v), the Company and the Retained Subsidiaries are not disproportionately affected by such conditions as compared with other businesses in the same industry.

“Company Permits” has the meaning set forth in Section 3.1(h).

“Company Products” has the meaning set forth in Section 3.1(h).

“Company Registered Intellectual Property” means all Intellectual Property that is owned by the Company or any of the Retained Subsidiaries and that is registered, filed or issued under the authority of any Governmental Authority, including all patents, foreign counterparts or equivalents, and all divisionals, continuations, reexaminations, reissues, and extensions thereof, registered copyrights, registered domain names and registered trademarks and service marks and all applications for any of the foregoing.

“Company Stockholders Meeting” has the meaning set forth in Section 6.8.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, attorneys or other advisors engaged by the Company incurred prior to the Effective Time in connection with the pre-Closing structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Compliance Deductible” has the meaning set forth in Section 10.3(m).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 26, 2012, by and between the Company and Parent.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Contested Claim” has the meaning set forth in Section 10.6(b).

“Contract” means any written or oral contract, agreement, instrument or commitment of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Corsicana Balance Sheet” has the meaning set forth in Section 3.1(f)(iii).

“Corsicana Technologies” means Corsicana Technologies, Inc., a Texas corporation.

“Cure Period” has the meaning set forth in Section 9.1(b)(i).

“Current Assets” means the Company’s and the Retained Subsidiaries’ aggregate current assets including trade accounts receivable (net of allowances and reserves), inventory (net of allowances and reserves), prepaid expenses and other current assets, all determined on a consolidated basis in accordance with GAAP applied on a consistent basis; provided, that Current Assets shall not include, in whole or in part, any (a) cash (whether restricted or unrestricted) or cash equivalents, (b) marketable or non-marketable securities, (c) receivables of any kind or nature from an employee, Affiliate or Related Person (including intercompany receivables), (d) deposits, (e) current assets included within clause (g) of the definition of Debt, or (f) any Tax assets.

“Current Liabilities” means the Company’s and the Retained Subsidiaries’ aggregate current liabilities including accounts payable, accrued expenses (including accrued commissions, benefits, insurance, lease payments, and payroll, retirement benefits and other accrued expenses), the current portion of any nominal interest bearing obligations related to the prepayment of the Company’s and the Retained Subsidiaries’ insurance premiums, and other current liabilities, all determined on a consolidated basis in accordance with GAAP applied on a consistent basis; provided, that Current Liabilities shall not include, in whole or in part any (a) Debt (including the current portion of Debt, lines of credit, accrued and unpaid interest on Debt), all premiums, penalties, fees and other amounts included in the Debt Pay-Off Amount, (b) deferred compensation, accrued bonuses and other accrued compensation (other than accrued payroll and accrued retirement benefits, which are included in Current Liabilities), (c)  Tax liabilities, (d) Outstanding Company Transaction Costs, (e) the Bonus Plan Participation Payments, or (f) the Change in Control Payments.

“Damages” has the meaning set forth in Section 10.1(a).

“Data Room” means Seller’s electronic data room established in connection the transactions contemplated by this Agreement to which Parent and its representatives have been granted access.

“Debt” means, except for accounts and obligations owed by the Company to any of the Retained Subsidiaries or owed by a Retained Subsidiary to the Company and/or one or more of the Retained Subsidiaries, without duplication, (a) all indebtedness of the Company and the Retained Subsidiaries for borrowed money (including all principal, interest, premiums, penalties, termination fees or breakage fees), (b) all obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (c) all Capitalized Lease Obligations, (d) all reimbursement obligations of the Company and the Retained Subsidiaries in respect of any letter of credit, banker’s acceptance or similar credit transaction (but, for purposes of determining the amount of the Closing Debt, only those reimbursement obligations that are due and payable as of the Closing Date), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property or equipment which has been delivered (other than accounts payable), (f) all obligations under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any other off-balance sheet arrangement as defined by Item 303(a)(4)(ii) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, (g) net aggregate cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), including the Interest Rate Swap Agreement between the Company and Wells Fargo Bank, N.A., dated as September 30, 2011, and the derivative positions reflected in ledger account 115101 (Derivative/Forward Fu), (h) all Debt of another Person referred to in clauses (a) through (g) above guaranteed by the Company or any of the Retained Subsidiaries directly or indirectly, jointly or severally, in any manner, and (i) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Debt referred to in clauses (a) through (h), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses.  For purposes of clarity, deferred compensation, accrued bonuses and other accrued compensation excluded from Current Liabilities, including the amounts in subsection (b) in the “Current Liabilities” definition, will not be construed as “Debt.”

“Debt Pay-Off Amount” has the meaning set forth in Section 2.9(a)(i).

“Deemed Stock Value” means the Initial Deemed Stock Value; provided, that if the Closing VWAP is either (i) less than $58.200 or (ii) greater than $71.130, then the Deemed Stock Value will be equal to the Closing VWAP.  There shall be no adjustment to the Deemed Stock Value if the Closing VWAP is both (x) equal to or greater than $58.200 and (y) equal to or less than $71.130.

“Disbursement Deemed Value” means in the case of any disbursement of a share of Escrowed Stock Consideration from the Escrow Fund, such share shall (unless otherwise provided in this Agreement) be valued at the closing price of Parent Common Stock as reported on the New York Stock Exchange for the Business Day immediately preceding the date of such disbursement.

“Dissenting Shares” has the meaning set forth in Section 2.7(b).

“Distributed Assets” has the meaning set forth in Section 6.12(b).

“DOJ” means the United States Department of Justice.

“D&O Indemnified Persons” has the meaning set forth in Section 5.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” or “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all other employee benefit agreements, arrangements or understandings, whether formal or informal (and whether or not subject to ERISA) including all employment, change in control, and consulting agreements, and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan that are maintained or contributed to by the Company or any member of the Aggregated Group or with respect to which the Company or any member of the Aggregated Group may have any Liability but excluding any Foreign Plan set forth on Company Disclosure Schedule 3.1(q).

“Environmental Deductible” has the meaning set forth in Section 10.3(l).

“Environmental Laws” means the Applicable Laws pertaining to the prevention of pollution, remediation of contamination, protection of human health and the environment (including natural resources) and restoration of environmental quality, including the following federal statutes and the regulations promulgated thereunder:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act; (c) the Solid Waste Disposal Act; (d) the Clean Air Act; (e) the Clean Water Act; (f) the Toxic Substances Control Act; (g) the Oil Pollution Act of 1990; (h) the Hazardous Materials Transportation Act; and (i) the Occupational Safety and Health Act, and any foreign, state or local laws and regulations similar thereto, as each of the foregoing has been amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERM Reports” means any and all reports prepared by Environmental Resources Management regarding the properties of the Company or the Retained Subsidiaries prior to the Closing and referenced on Section 1.1(b) of the Company Disclosure Schedule and any other environmental site assessments prepared by Environmental Resources Management or other qualified vendors selected by Parent regarding additional material properties of the Company or the Retained Subsidiaries.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing among Parent, the Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B, and as further modified to address such additional reasonable changes as may be requested by the Escrow Agent.

“Escrow Amount” means $100,000,000, less amounts attributable to Dissenting Shares that are withheld by Parent in accordance with Section 2.9(e).

“Escrow Fund” has the meaning set forth in Section 2.9(b)(iii).

“Escrow Termination Date” has the meaning set forth in Section 2.9(b)(iv).

“Escrowed Stock Consideration” means a number of shares of Parent Common Stock equal to (a) the Escrow Amount, divided by (b) the Closing VWAP, rounded up or down to the nearest whole share.

“Estimated Cash” has the meaning set forth in Section 2.10.

“Estimated Closing Tax Amount” has the meaning set forth in Section 2.10.

“Estimated Debt” has the meaning set forth in Section 2.10.

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.10.

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.10.

“Example Working Capital Schedule” means the Example Working Capital Schedule attached hereto as Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded D&O Claims” means claims by (a) any Person relating to, in respect of or claiming any rights which arose at or prior to the Effective Time to, any capital stock or other equity interest in the Company or any Retained Subsidiary, or (b) any Person who was, is currently, or prior to the Effective Time becomes a shareholder of the Company or any Retained Subsidiary.

“Excluded Subsidiaries” means Johnson & Lindley, Inc., Densimix, Inc., D Bar J Ranch Management Co. LLC and ChampAir Aviation LLC and their respective Subsidiaries.

“Excluded Subsidiaries’ Legacy Liabilities” means any and all Liabilities resulting from or attributable to (a) the ownership or operation at any time of the Excluded Subsidiaries, or (b) any Liabilities with respect to the employment of any of the employees listed on Section 1.1(c) of the Company Disclosure Schedule, other than any accrued and unpaid compensation or rights under Employee Benefit Plans as of the Effective Time.

“Expiration Date” has the meaning set forth in Section 10.7.

“FCPA” has the meaning set forth in Section 3.1(u).

“Final Adjustment Amount” means an amount equal to (a) the sum of Final Cash and any Final Working Capital Surplus minus (b) the sum of Final Debt, any Final Working Capital Deficiency, the Final Closing Tax Amount, and the Outstanding Company Transaction Costs.

“Final Adjustment Deficiency” has the meaning set forth in Section 2.11(c).

“Final Adjustment Surplus” has the meaning set forth in Section 2.11(c).

“Final Award” has the meaning set forth in Section 10.6(b).

“Final Balance Sheet” has the meaning set forth in Section 2.11(a).

“Final Cash” has the meaning set forth in Section 2.11(b).

“Final Closing Tax Amount” has the meaning set forth in Section 2.11(b).

“Final Company Transaction Costs” has the meaning set forth in Section 2.11(b).

“Final Debt” has the meaning set forth in Section 2.11(b).

“Final Release Date” means the first Business Day following the second anniversary of the Closing Date.

“Final Working Capital Deficiency” has the meaning set forth in Section 2.11(b).

“Final Working Capital Surplus” has the meaning set forth in Section 2.11(b).

“Financial Statements” has the meaning set forth in Section 3.1(f).

“Foreign Plan” has the meaning set forth in Section 3.1(r).

“Fraud” of a Person means the knowing and intentional misrepresentation by such Person and shall not include negligent or reckless misrepresentation.

“FTC” means the United States Federal Trade Commission.

“Future Transaction Tax Deductions” means an amount equal to the portion of the Bonus Plan Participation Payments that, under Applicable Law, will be deductible for U.S. federal income tax purposes by Parent and its Subsidiaries in Tax periods ending after the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Gross Enterprise Value” means $2,200,000,000.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; and (b) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated or for which liability or standards of care are imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifiable D&O Claim” has the meaning set forth in Section 5.2(a).

“Indemnitee” has the meaning set forth in Section 10.4(a).

“Indemnitor” has the meaning set forth in Section 10.4(a).

“Infringement” has the meaning set forth in Section 3.1(s).

“Initial Deemed Stock Value” means $ $64.665, which is the average of the daily volume weighted average sales price of shares of Parent Common Stock on the New York Stock Exchange rounded to the nearest one thousandth of a dollar (as reported by Bloomberg L.P.) for the ten (10) consecutive trading days ending on October 10, 2012.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights under the laws of any jurisdiction, as applicable: (A) rights associated with works of authorship, including copyrights and moral rights; (B) rights associated with trademarks, service marks and trade names and similar rights; (C) rights associated with trade secrets and confidential information; (D) patents and industrial property rights; (E) database rights; (F) any and all rights pursuant to any intellectual property laws of any Governmental Authority; and (G) rights in or relating to registrations, renewals, extensions, reexaminations, continuations, combinations, divisionals, and reissues of, and applications for, any of the rights referred to in clauses (A) through (F) above.

“Intercompany Contracts” means Contracts or accounts between the Company and any of the Retained Subsidiaries or Contracts or accounts between a Retained Subsidiary and other Retained Subsidiaries.

“IRS Notice” has the meaning set forth in Section 8.2(b)(v).

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1(d)(i) of the Company Disclosure Schedule after reasonable inquiry of the individuals listed on Section 1.1(d)(ii) of the Company Disclosure Schedule, with respect to their various areas of responsibility in the Business, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.1(e) of the Company Disclosure Schedule.

“Leased Real Property” means all of the real property leased by the Company or any of the Retained Subsidiaries.

“Letter of Transmittal” has the meaning set forth in Section 2.9(b)(i).

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liens” means any mortgage, deed of trust, lien, pledge, charge, security interest, or other security arrangement, collateral assignment or other encumbrance of any kind.

“Loan Agreements” means, collectively, the Debt documents set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Material Contract” means (other than Intercompany Contracts):

(a)                                  any Contract for the purchase or sale of materials, supplies, equipment, services or other assets reasonably expected to result in payments of more than $7,000,000 by or to the Company or any Retained Subsidiary on an annual basis;

(b)                                 each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other Contract affecting the ownership or leasing of, any material Real Property, in each case involving payments by the Company or any of the Retained Subsidiaries in excess of $250,000 in any twelve (12) month period;

(c)                                  (A) any joint venture agreement, limited liability company agreement, partnership agreement or other similar type of Contract involving the Company or any of the Retained Subsidiaries, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with Persons other than such Contracts entered into among the Company and any Retained Subsidiary and (C) any Contract that involves the payment of royalties by or to the Company or any Retained Subsidiary reasonably expected to be in excess of in the case of any such individual Contract $1,000,000 per annum;

(d)                                 each Contract containing covenants that in any way purport to materially restrict or prohibit the business activity of the Company or any of the Retained Subsidiaries or materially limit the freedom of the Company or any of the Retained Subsidiaries thereof to engage in any line of business in any market, geographic area or otherwise, other than grants of exclusive agencies or distributorships;

(e)                                  each Contract that grants to an agent, distributor or other sales intermediary an exclusive right to sell products or provide services within any geographic region other than a Contract that is terminable by the Company or the applicable Retained Subsidiary at will, or by the giving of notice of thirty (30) days or less without post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(f)                                    each Contract (other than obligations under Employee Benefit Plans) between the Company or any of the Retained Subsidiaries, on the one hand, and any Related Person or employee of the Company or a Retained Subsidiary, on the other hand, involving payments to or from the Company in excess of $250,000 in any twelve (12) month period;

(g)                                 the Loan Agreements and each other indenture, mortgage, promissory note or other agreement or commitment for the borrowing of money, or for a line of credit;

(h)                                 any Contract (or group of related Contracts) under which the Company or any of the Retained Subsidiaries has created, incurred, assumed, or guaranteed any Debt, or under which any of them has imposed a Lien on any of its material assets, other than Liens created in the ordinary course of business that are extinguished or released at Closing, or Permitted Encumbrances;

(i)                                     any Contract requiring a capital expenditure or commitment for a capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate other than as contemplated by the capital expenditures budget previously provided by the Company to Parent;

(j)                                     any license agreement or sublicense agreement pursuant to which the Company or any of the Retained Subsidiaries is authorized to use any Third-Party Intellectual Property (other than “shrink wrap” licenses and similar generally available commercial end-user licenses to software) and that involves payments or expenditures by the Company or any of the Retained Subsidiaries in the case of any such individual license or sublicense that are reasonably expected to be $250,000 or more per annum;

(k)                                  any license agreement or sublicense agreement pursuant to which the Company or any of the Retained Subsidiaries grants a third party a license to any material Intellectual Property owned by the Company or any of its Retained Subsidiaries and that involves payments to the Company or any of the Retained Companies in the case of any such individual license agreements or sublicense agreements that are reasonably expected to be $250,000 or more per annum;

(l)                                     any Contract or plan (including any stock option, merger or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Common Stock or any other securities of the Company or any of the Retained Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(m)                               any Contract with any labor union representing any Business employee or collective bargaining agreement with the Business employees;

(n)                                 any Contract pursuant to which the Company or any of the Retained Subsidiaries (i) is currently under an obligation to acquire or divest some or all of a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise (excluding purchases and sales of goods and products in the ordinary course of business) or (ii) has acquired or divested some or all of a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise (excluding purchases and sales of goods and products in the ordinary course of business) since January 1, 2008 under which the Company or a Retained Subsidiary has any remaining outstanding obligations which could reasonably be expected to result in liability to the Company or any Retained Subsidiary in excess of $250,000;

(o)                                 any settlement agreement with ongoing obligations in excess of $1,000,000 on the part of the Company or any of the Retained Subsidiaries; or

(p)                                 any Contract not described in the foregoing clauses (a) through (o) that is reasonably expected to involve payments by or to the Company or any of the Retained Subsidiaries in excess of $7,000,000 per annum that will have a remaining term of one year or more following the Closing and that may not be terminated by the Company or a Retained Subsidiary at will, or by the giving of notice of thirty (30) days or less, without cost or penalty.

“Merger” has the meaning set forth in Section 2.1.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Minority Owned Entity” means, with respect to any Person, another Person in which the first Person owns an equity interest where such other Person is not a Subsidiary of the first Person.

“Minority Owned Interests” means with respect to the Company or any Retained Subsidiary, ownership interests by such entity in a Minority Owned Entity.

“Money Laundering Laws” has the meaning set forth in Section 3.1(u).

“Non-Competition Agreements” has the meaning set forth in Section 8.2(b)(vii).

“Notice of Claim” has the meaning set forth in Section 10.4(a).

“Objection Notice” has the meaning set forth in Section 2.11(b).

“OFAC” has the meaning set forth in Section 3.1(v).

“Outstanding Common Share” or “Outstanding Common Shares” has the meaning set forth in Section 2.6(b).

“Outstanding Company Transaction Costs” has the meaning set forth in Section 2.9(a)(ii).

“Outstanding Shares” means the Outstanding Common Shares.

“Owned Real Property” means all of the real property owned by the Company or any of the Retained Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Excluded Item” means any (a) declaration, setting aside or payment of any dividend or making of any other distribution with respect to the capital stock of the Company or any Subsidiary, (b) contribution of capital to the Company or any Subsidiary by any Person, (c) incurrence of or increase in Debt by the Company or any of its Subsidiaries, (d) any recharacterization of unrestricted cash accounts to restricted cash accounts, changes to reserves or allowances or accruals, relocation of cash balances from existing accounts to accounts which would not be within Current Assets or payments of obligations outside of the ordinary course which would have the effect of reducing Cash, (e) commitment to make or making of any payment to Parent or its Affiliates out of the assets of the Company or any Subsidiary, (f) any other payment (including prepayments) not in the ordinary course of business, (g) any payment in connection with or as a result of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby, (h) any change in accounting procedures which impacts Current Assets or Current Liabilities, or (i) other action directed or taken by Parent or its Affiliates that affects Working Capital, in each case, during the period between the Closing and 11:59 p.m. on the Closing Date.

“Parent Financial Statements” has the meaning set forth in Section 3.2(j).

“Parent Indemnified Person” has the meaning set forth in Section 10.1(a).

“Parent Material Adverse Effect” means any change, circumstance, effect, event or fact that (a) has a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (b) prohibits Parent from consummating the transactions contemplated by this Agreement in accordance with its terms and Applicable Laws; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Parent Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which Parent and its Subsidiaries operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company; (iv) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (v) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses as a result of a change in GAAP or any change in Applicable Laws; or (vi) any decline in market value of the Parent Common Stock as indicated on the New York Stock Exchange (provided, however, that this clause (vi) shall not operate to exclude from the definition of “Parent Material Adverse Effect” any set of facts or circumstances that cause or result in any such decline in market value to the extent such facts or circumstances would constitute a “Parent Material Adverse Effect” independently from the decline in market value), so long as, in the case of clauses (i), (ii) and (v), Parent and its Subsidiaries are not disproportionately affected by such conditions as compared with other businesses in the same industry.

“Parent Registered Intellectual Property” means all Intellectual Property that is owned by Parent or any of its Subsidiaries and that is registered, filed or issued under the authority of any Governmental Authority, including all patents, foreign counterparts or equivalents, and all divisionals, continuations, reexaminations, reissues, and extensions thereof, registered copyrights, registered domain names and registered trademarks and service marks and all applications for any of the foregoing.

“Parent SEC Documents” has the meaning set forth in Section 3.2(j).

“Pay-Off Letter” or “Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Company’s lenders under the Loan Agreements to Parent prior to Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Effective Time under each Loan Agreement and wire transfer information for each such lender to be paid at Closing.

“Pending Claim Amount” has the meaning set forth in Section 2.9(b)(iv).

“Pending Pre-Closing Tax Period Taxes” means any and all Taxes for any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date (including Property Taxes) that are or will be imposed on the Company and the Retained Subsidiaries or for which the Company and the Retained Subsidiaries may otherwise be liable.  For the avoidance of doubt, Pending Pre-Closing Tax Period Taxes shall take into account the Restructuring Tax Liability.  In determining the amount of any Pending Pre-Closing Tax Period Taxes, (i) Taxes for any Straddle Period shall be determined by applying the principles set forth in Section 10.1(c), (ii) all Future Transaction Tax Deductions shall be treated as having accrued during the Pre-Closing Tax Period that is the Tax period ending on the Closing Date, (iii) any net operating loss attributable to the Pre-Closing Tax Period that is the Tax period ending on the Closing Date is carried back to the other Pre-Closing Tax Periods included in such calculation, and (iv) Transaction Tax Deductions and Future Transaction Tax Deductions shall only be taken into account if and to the extent the aggregate amount of such deductions are in excess of $41,600,000.

“Per Claim Threshold” has the meaning set forth in Section 10.3(b).

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located; (d) other Liens that were not incurred in connection with the borrowing of money or the advance of credit, none of which, individually or in the aggregate, would reasonably be likely to materially impair the current use of the assets or properties or the operations of the Company or its Subsidiaries, (e) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company or any of its Subsidiaries; (f) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation; (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries; (h) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (i) public utility easements of record, in customary form, to serve the Real Property; (j) Liens not otherwise included as Permitted Encumbrances that are disclosed in the real estate title reports for Owned Real Property made available to Parent prior to the date hereof; (k) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property; (l) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property; and (m) Liens listed on Schedule 1.1(g).

“Permitted Liens” has the meaning set forth in Section 3.1(n).

“Person” any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization, unincorporated organization or Governmental Authority.

“Potential Parachute Payment” has the meaning set forth in Section 6.8(b).

“Pre-Closing Tax Period” means a Tax period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.12(a).

“Proceeding” means any action, suit, proceeding, investigation, arbitration or mediation before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.

“Property Tax” has the meaning set forth in Section 10.1(c)(i).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Referee” has the meaning set forth in Section 2.11(b).

“Refundable Taxes” means the amount of $4,044,931 included as “Refundable Taxes” on the Company Balance Sheet, as such amount is adjusted for the passage of time through the Closing Date in accordance with past custom and practices.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Closing between Parent and the Representative, in the form attached as Exhibit C.

“Related Person” means (a) any Stockholder, (b) any director or officer of the Company or of any Retained Subsidiary, (c) any Excluded Subsidiary and (d) any director or officer of any Excluded Subsidiary.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Release and Waivers” has the meaning set forth in Section 8.2(b)(vi).

“Representative(s)” means, individually or collectively, John W. Johnson, Steven J. Lindley and J. Loren Ross, as representatives of the Stockholders, as provided in Article XII.

“Restructuring” means the restructuring and spin-off, prior to the Closing, of (a) the Excluded Subsidiaries and (b) other assets of the Company and the Retained Subsidiaries, as more particularly described in Section 1.1(h) of the Company Disclosure Schedule.

“Restructuring Liability” means any and all Liabilities of the Company or any of the Retained Subsidiaries resulting from or arising in connection with the Restructuring, including Restructuring Tax Liabilities.

“Restructuring Tax Liability” means any and all Liabilities of the Company or any of the Retained Subsidiaries for Taxes resulting from or arising in connection with the Restructuring.

“Retained Subsidiaries” means, collectively, (a) Champion Technologies, Corsicana Technologies, Fresno Energy LLC, Texian Development, Inc. and all of their respective Subsidiaries, and (b) Champion Technologies Angola, Ltd.

“SEC” means the Securities and Exchange Commission.

“Second Request Certification” has the meaning set forth in Section 6.1(d).

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Persons” has the meaning set forth in Section 10.2.

“SIR Certification” has the meaning set forth in Section 6.1(d).

“Special Deductible” has the meaning set forth in Section 10.3(b).

“Spinco” has the meaning set forth in Section 6.12(c).

“Stock Consideration” means the aggregate number of shares of Parent Common Stock issued by Parent at Closing pursuant to this Agreement.

“Stockholders” means the holders of Common Stock.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such Person).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means taxes of (i) any U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, goods and services, harmonized sales, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by a Governmental Authority with respect thereto; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar applicable state, local, or foreign Tax law, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information), together with any amendments thereto and any schedule or attachment, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“TBOC” has the meaning set forth in the Preliminary Statements.

“Termination Date” has the meaning set forth in Section 9.1(b)(ii).

“Third-Party Claim” has the meaning set forth in Section 10.4(a)(ii).

“Third Party Intellectual Property” means all Intellectual Property owned by third parties that is either: (A) licensed or provided to the Company or any of the Retained Subsidiaries or (B) otherwise used by the Company or any of the Retained Subsidiaries in the conduct of its business.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Non-Competition Agreements, the Voting Agreement, the Release and Waivers and each other agreement, document and instrument required to be executed in accordance herewith.

“Transaction Tax Deductions” means an amount equal to the sum of the amount of deductions for U.S. federal income tax purposes that, under Applicable Law, will be included on an Unfiled Consolidated U.S. Federal Income Tax Return and result from (a) the payment of any Company Transaction Costs paid by Company, (b) the payment of the Bonus Plan Participation Payments, and (c) the payment of the Debt Pay-Off Amount.

“Unfiled Consolidated U.S. Federal Income Tax Return” means any consolidated U.S. federal income tax return of the Company and its Subsidiaries for a Pre-Closing Tax Period which due date (taking into account applicable extensions) is after the Closing Date and which has not been filed by the Closing Date.

“Voting Agreement” has the meaning set forth in the Preliminary Statements.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Deficiency” means the amount, if any, by which the Working Capital Target exceeds the Working Capital.

“Working Capital Surplus” means the amount, if any, by which Working Capital exceeds the Working Capital Target.

“Working Capital Target” means an amount equal to 23.5% of the consolidated revenues of the Company and the Retained Subsidiaries for the twelve (12) calendar months prior to the Closing Date, plus $10,000,000.

ARTICLE II

THE MERGER

2.1                               Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the TBOC.  Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2                               Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of Section 10.151 of the TBOC (collectively, the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Texas in accordance with the terms and conditions of the TBOC on the Closing Date.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the terms and conditions of the TBOC (the “Effective Time”).

2.3                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the TBOC.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of the Company and Merger Subsidiary will cease and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation as if the Surviving Corporation had itself incurred them.

2.4                               Certificate of Incorporation and Bylaws.  The articles of incorporation and by-laws of the Company in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with Applicable Laws.

2.5                               Directors and Officers.  The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

2.6                               Conversion of Outstanding Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)                                  Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.50 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)                                 Each share of Common Stock outstanding immediately prior to the Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) (i) shall be converted into the right to receive the consideration set forth in Sections 2.9(b), 2.11(c), 6.2(d), 6.12(d) and 11.5(b) of this Agreement and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.7.

(c)           Each share of Common Stock held in the treasury of the Company or by any of the Company’s Subsidiaries immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.7          Dissenters’ Rights.

(a)           In connection with the Company Stockholders Meeting, the Company shall provide each record holder of Common Stock, with notice of such holder’s appraisal rights pursuant to Subchapter H of Chapter 10 of the TBOC.  The Company shall give Parent prompt notice of any demands for appraisal pursuant to Subchapter H of Chapter 10 of the TBOC received by the Company from any Stockholders, withdrawals of such demands and any other instruments served and received by the Company in connection therewith.  Prior to the Effective Time, the Company shall comply with those provisions of Subchapter H of Chapter 10 of the TBOC which are required to be performed by the Company prior to the Effective Time.  The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, or as otherwise required under the TBOC, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  No later than ten (10) days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Stockholder who has voted against the Merger and has not withdrawn or lost the right to the appraisal pursuant to Subchapter H of Chapter 10 of the TBOC.

(b)           Notwithstanding any provision of this Agreement to the contrary, no Outstanding Shares that are held immediately prior to the Effective Time by holders who (if entitled to vote) have voted against the Merger and who have demanded and perfected the right, if any, for appraisal of such Outstanding Shares in accordance with the provisions of Subchapter H of Chapter 10 of the TBOC and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the consideration for such shares set forth in this Agreement, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the TBOC.  If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the TBOC shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.9, the consideration for such shares set forth in this Agreement.

2.8          Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for in this Agreement or by Applicable Law.

2.9          Payments.

(a)           Closing Payments.  At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds with respect to cash payments:

(i)            Parent shall pay or cause to be paid to each lender under the Loan Agreements, to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay-Off Letter (collectively, the sum of such Debt amounts for all such payees being hereinafter referred to as the “Debt Pay-Off Amount”); and

(ii)           Parent shall pay or cause to be paid all identified Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 4.4 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Outstanding Company Transaction Costs”).

(b)           Post-Closing Payments.

(i)            After the Closing Date, Parent shall pay or cause to be paid to each Stockholder that delivered a completed and duly executed letter of transmittal substantially in the form attached hereto as Exhibit D, and as further modified to address such additional changes as may be reasonably requested by Parent’s transfer agent (each, a “Letter of Transmittal”) and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by Section 2.9(g)) to Parent on or prior to the Closing Date, with respect to each such Stockholder holding Outstanding Common Shares, (A) as soon as possible following the Closing and in any event not later than the second (2nd) Business Day after the Closing Date, such Stockholder’s applicable Closing Cash Consideration and (B) as soon as possible following the Closing and in any event not later than the fifth (5th) Business Day after the Closing Date, such Stockholder’s applicable Closing Stock Consideration (validly issued, fully paid and nonassessable and free of any Liens other than restrictions on transfer under applicable state and federal securities laws) and cash in lieu of any fractional shares of Parent Common Stock (otherwise payable as Closing Stock Consideration) in an amount equal to the product of (A) such fraction and (B) the Deemed Stock Value; provided that if the Closing VWAP is less than 90% of the Initial Deemed Stock Value, Parent shall have the right to substitute for the Closing Stock Consideration (and any cash in lieu of fractional shares) cash in an amount equal to (x) such Stockholder’s Applicable Share Amount multiplied by 0.225, reduced by (y) such Stockholder’s Applicable Percentage of the Escrow Amount.

(ii)           From and after the Closing, Parent shall promptly (and in any event, with respect to Closing Stock Consideration, within five (5) Business Days after receipt, and with respect to Closing Cash Consideration, within two (2) Business Days after receipt) pay or cause to be paid to each other Stockholder not paid pursuant to Section 2.9(b)(i) that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent at any time after the Closing Date, the consideration (without interest) that would have been payable to such Stockholder pursuant to Section 2.9(b)(i) if such Stockholder had delivered such documents on or prior to the Closing Date.  Any other payments (including payments of any Final Adjustment Surplus) to be made to the Stockholders following the Closing shall be made to the Representative for the benefit of such Stockholder.

(iii)          Additionally, as soon as possible following the Closing and in any event not later than the fifth (5th) Business Day after the Closing Date, Parent shall deposit with the Escrow Agent, on behalf of the Stockholders, the Escrowed Stock Consideration, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement; provided that if Parent exercises its right under Section 2.9(b)(i) to pay cash in lieu of delivering Closing Stock Consideration, Parent (in lieu of depositing the Escrowed Stock Consideration) shall, no later than the second (2nd) Business Day after the Closing Date, deposit cash with the Escrow Agent in an amount equal to the Escrow Amount.  For purposes hereof, the Escrowed Stock Consideration and any stock dividends paid on the Escrowed Stock Consideration prior to the Escrow Termination Date and any cash amounts substituted for Escrowed Stock Consideration prior to the Escrow Termination Date shall be referred to as the “Escrow Fund” and held by the Escrow Agent until the Escrow Termination Date, unless earlier disbursed in accordance with this Section 2.9(b)(iii).  The Escrow Fund shall serve as the sole and exclusive source of payment of adjustments to the Closing Merger Consideration required by Section 2.11 and the indemnification obligations of the Stockholders set forth in Article X.

(iv)          The Escrow Fund shall be disbursed by the Escrow Agent as follows: (A) from time to time prior to the Final Release Date, the Escrow Fund shall be disbursed by the Escrow Agent to Parent to the extent required to satisfy adjustments to the Closing Merger Consideration required by Section 2.11 or indemnification obligations under Article X; provided, however, that such disbursements shall be made by the Escrow Agent only upon receipt of (x) joint written instructions executed by Parent and the Representative or (y) a Final Award, in each case directing the Escrow Agent to make such disbursement; (B) on the Final Release Date, the entire remaining balance of the Escrow Fund less any amounts reasonably required to satisfy pending but unresolved indemnification claims (a “Pending Claim Amount”) shall be disbursed by the Escrow Agent to the Representative in the manner specified in the Escrow Agreement and (C) after the Final Release Date, each Pending Claim Amount shall be paid by the Escrow Agent to Parent or as specified by the Representative (on behalf of the Stockholders), as the case may be, upon receipt by the Escrow Agent of, and in accordance with, (x) joint written instructions executed by Parent and the Representative or (y) a Final Award, in each case directing the Escrow Agent to make such disbursement in the amounts and to the Persons set forth therein.

(v)           At any time following the Closing Date, the Representative shall have the right to elect to:

(A)          cause the Escrow Agent to sell in a market transaction a portion or all of the Escrowed Stock Consideration then held in the Escrow Fund;

(B)           after the determination of the Final Adjustment Amount and payment of the Final Adjustment Surplus or Final Adjustment Deficiency, as applicable, withdraw from the Escrow Fund the Escrowed Stock Consideration or cash proceeds thereof so long as cash in the sum of at least $100,000,000, less any amounts previously disbursed pursuant to clause (A) of Section 2.9(b)(iv), remains in the Escrow Fund after such withdrawal; and

(C)           in connection with any disbursement of the Escrow Fund contemplated by clause Section 2.9(b)(iv) above, (x) disburse to the recipient shares of Escrowed Stock Consideration having an aggregate Disbursement Deemed Value equal to the amount that the recipient is entitled to receive pursuant to this Agreement, or (y) pay to the recipient in immediately available funds the amount that the recipient is entitled to receive pursuant to this Agreement, to the extent that the Escrow Fund has cash or cash equivalents.

Parent agrees to execute joint written instructions as requested by the Representative in order to effect any of the actions described in Section 2.9(b)(v)(A) or 2.9(b)(v)(B).

(vi)          As used herein, the date as of which all Escrowed Stock Consideration and other amounts constituting the Escrow Fund have been paid out by the Escrow Agent is referred to as the “Escrow Termination Date.”

(c)           Withholding.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the cash consideration otherwise payable to any Stockholder pursuant to this Article II any amounts as the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction or withholding.  No interest shall accrue or be paid on the consideration payable upon the delivery of Certificates.

(d)           Unexchanged Shares.  Parent will, promptly upon receipt thereof, deliver to the Surviving Corporation surrendered Certificates received by it, and, within five (5) Business Days after the 180th day following the Closing Date, return to the Surviving Corporation any portion of the consideration remaining to be paid to Stockholders pursuant to this Article II (other than any Escrowed Stock Consideration) who have not yet surrendered their Certificates and any other funds that are to be paid to Stockholders.  Any Stockholders shall thereafter be entitled to look only to the Surviving Corporation for payment of their claims for the consideration set forth in Section 2.6 without interest thereon.

(e)           Dissenting Share Payments.  Any amounts to be paid to a Stockholder (or the Escrow Agent or Representatives on behalf of such Stockholder) that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Subchapter H of Chapter 10 of the TBOC.  With respect to any Closing Cash Consideration, Closing Stock Consideration and other cash amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for payment to the holder thereof in accordance with this Agreement or as required pursuant to Subchapter H of Chapter 10 of the TBOC.

(f)            No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Company or (after the Closing) the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificate, following the making of an affidavit of that fact by the record holder thereof in form and substance reasonably satisfactory to Parent and the provision of such bond or other security that the Company or (after the Closing) the Surviving Corporation may determine to be appropriate in its reasonable discretion, such consideration as may be required pursuant to Section 2.9(b)(i) or 2.9(b)(ii) in respect of such lost, stolen or destroyed Certificate.

(h)           Evidence of No Liens.  The Company and the Representatives acknowledge that, if there were any Liens existing on any of the Stockholders’ shares of Common Stock as of the date hereof or otherwise prior to the date of any Letter of Transmittal delivered by any Stockholder to Parent (including any Liens of which any of the Company, the Surviving Corporation or Parent have made the Stockholder aware) and Parent has reasonably reliable evidence of the existence of any such Liens, Parent may require any such Stockholder to present evidence of the termination, extinguishment, release and removal of any such Liens, in form reasonably satisfactory to Parent, before Parent accepts a Letter of Transmittal from such Stockholder and exchanges such Stockholder’s Certificates representing Common Stock for the Closing Cash Consideration and the Closing Stock Consideration.

2.10        Closing Adjustment Amount.  No later than five (5) days before the Closing Date, the Company shall have delivered to Parent an estimated consolidated balance sheet of the Company and the Retained Subsidiaries prepared as of 11:59 p.m. on the Closing Date (except as otherwise contemplated by this Agreement) (the “Closing Balance Sheet”), which sets forth a good faith reasonable estimate of the following:  (a) the amount of Cash (not to exceed cash deposited in bank accounts and reflected in bank statements dated within seven (7) days prior to the Closing Date) (“Estimated Cash”), (b) the amount of Debt (“Estimated Debt”), (c) the amount of the Outstanding Company Transaction Costs, (d) the amount of the Closing Tax Amount (“Estimated Closing Tax Amount”), and (e) the amount of Working Capital Surplus or Working Capital Deficiency as of such time and date (“Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency”).  The Closing Balance Sheet (a) shall be prepared by the Company in accordance with GAAP applied on a consistent basis except as expressly provided by the accounting policies, practices and principles set forth on or used in the preparation of the Example Working Capital Schedule, (b) shall be supported by the books and records of the Company and the Retained Subsidiaries, (c) shall reflect or be updated at Closing to reflect any cash dividends or distributions that occur within the seven (7) day period before the Closing Date, and (d) shall exclude the effects of any Parent Excluded Item.  Parent shall be given access to the books and records and other information of the Company and the opportunity to consult with the Company respecting the calculation of any item set forth therein, and the Company shall take into account Parent’s reasonable comments in preparing the Closing Balance Sheet or any item set forth therein.

2.11        Final Adjustment Amount.

(a)           As promptly as practicable after the Closing Date (but in no event later than ninety (90) days after the Closing Date), Parent shall cause the Company to prepare and deliver to the Representative a consolidated balance sheet of the Company and the Retained Subsidiaries prepared as of 11:59 p.m. on the Closing Date (except as otherwise contemplated by this Agreement) prepared in accordance with the policies, practices and principles set forth or used in the preparation of the Example Working Capital Schedule (the “Final Balance Sheet”), which shall set forth the following:  (i) the amount of Cash (not to exceed cash deposited in bank accounts and reflected in bank statements dated as of the Closing Date) (“Closing Cash”), (ii) the amount of unpaid Debt (“Closing Debt”), (iii) the Outstanding Company Transaction Costs, including the Outstanding Company Transaction Costs identified at Closing, (iv) the amount of the Closing Tax Amount, and (v) the components of Working Capital to enable Parent and the Representative (on behalf of the Stockholders) to calculate the Working Capital (“Closing

Working Capital”) and the amount of Working Capital Surplus or Working Capital Deficiency as of such time and date (“Closing Working Capital Surplus” or “Closing Working Capital Deficiency”).  The Final Balance Sheet (a) shall be prepared in accordance GAAP applied on a consistent basis except as expressly provided by the accounting policies, practices and principles set forth on or used in the preparation of the Example Working Capital Schedule, (b) shall be supported by the books and records of the Company and the Retained Subsidiaries and (c) shall exclude the effects of any Parent Excluded Item.  Following the delivery of the Final Balance Sheet to the Representative, Parent and the Surviving Corporation shall afford the Representative and its representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, including any audit workpapers, and other underlying records or documentation as are reasonably necessary and appropriate.  Parent and the Surviving Corporation shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records under the reasonable control of that are requested by the Representative and its representatives.

(b)           If within sixty (60) days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Final Balance Sheet (which Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Closing Cash, Closing Debt, Company Transaction Costs, the Closing Tax Amount and Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, as set forth in or derived from such Final Balance Sheet shall be deemed final and conclusive and shall be “Final Cash,” “Final Debt,” “Final Company Transaction Costs,” “Final Closing Tax Amount” and “Final Working Capital Surplus” or “Final Working Capital Deficiency,” respectively.  If the Representative delivers the Objection Notice within such 60-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice.  If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a “big four” accounting firm to be selected jointly by the Representative and Parent within the following five (5) days or, if the Representative and Parent are unable to mutually agree within such five-day period, such accounting firm shall be Grant Thornton LLP (such jointly selected accounting firm or Grant Thornton LLP, the “Referee”).  The Referee shall determine any unresolved items of Final Cash, Final Debt, Final Company Transaction Costs, Final Closing Tax Amount, and Final Working Capital Surplus or Final Working Capital Deficiency within thirty (30) days after the objections that remain in dispute are submitted to it.  If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Cash, Final Debt, Final Company Transaction Costs, Final Closing Tax Amount, and Final Working Capital Surplus or Final Working Capital Deficiency, as set forth in a written notice delivered to both parties by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof;

and (iv) the fees and expenses of the Referee shall be paid by the Parent; provided that, within five (5) days of such payment by Parent, Parent and Representative shall execute and deliver joint written instructions to the Escrow Agent directing that the Escrow Agent disburse from the Escrow Fund cash (as reflected in the joint written instruction) equal to 50% of the fees and expenses of the Referee.

(c)           To the extent that the Final Adjustment Amount exceeds the Closing Adjustment Amount, such excess (the “Final Adjustment Surplus”) shall be paid by Parent to the Representative for the benefit of the Stockholders within five (5) days of the determination of the Final Adjustment Amount.  To the extent that the Final Adjustment Amount is less than the Closing Adjustment Amount, such deficiency (the “Final Adjustment Deficiency”) shall be paid from the Escrow Fund (up to the amount of the Escrow Fund, with shares of Escrowed Stock Consideration valued at the Disbursement Deemed Value) to Parent pursuant to the joint instruction of the Representative and Parent within five (5) days of the determination of the Final Adjustment Amount.  If the Final Adjustment Deficiency is greater than the amount in the Escrow Fund, then neither the Representative nor the Stockholders shall be liable to Parent or any of its Affiliates for any amount by which the Final Adjustment Deficiency is greater than the amount in the Escrow Fund.  Parent acknowledges and agrees that any amounts included in the determination of the Final Adjustment Surplus or Final Adjustment Deficiency may not be included within a claim for indemnification by any Parent Indemnified Person hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company.  The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth on the Company Disclosure Schedule, the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date):

(a)           Organization; Good Standing and Other Matters.  Each of the Company and the Retained Subsidiaries is validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  A true, correct and complete copy of the Company’s charter and bylaws and the Retained Subsidiaries’ respective charters and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement has been furnished or made available to Parent or its representatives.  All Retained Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Company Disclosure Schedule 3.1(a).  Set forth on Company Disclosure Schedule 3.1(a) is a true, correct and complete list of the directors, officers and similar governing persons of the Company and each Retained Subsidiary.

(b)           Ownership; Capitalization of the Company.  The record ownership of the Company’s Outstanding Shares and the associated Applicable Percentages as of the date of this Agreement are set forth on Company Disclosure Schedule 3.1(b).  As of the date of this Agreement, the authorized capital stock of the Company consists of 4,000,000 shares of Common

Stock, consisting of 3,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock.  As of the date of this Agreement, (i) 1,291,079 shares of Class A Common Stock are issued and outstanding; and (ii) 68,032 shares of Class B Common Stock are issued and outstanding.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote are issued or outstanding.  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.  Except as set forth above or as set forth on Company Disclosure Schedule 3.1(b), as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (iii) no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(c)           Capitalization of the Subsidiaries; Minority Owned Interests.

(i)            As of the date of this Agreement, the authorized capital stock or other voting securities, the issued and outstanding capital stock or other voting securities of each Subsidiary of the Company and the ownership thereof are listed on Company Disclosure Schedule 3.1(c)(i)(a).  The Company directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock or other voting securities of each such Subsidiary and such ownership is free and clear of all Liens other than Permitted Liens.  Each outstanding share of capital stock or other voting securities of each such Subsidiary is duly authorized, validly issued, fully paid and nonassessable and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights.  Except as set forth on Company Disclosure Schedule 3.1(c)(i)(b), no shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary.

(ii)           As of the date of this Agreement, each Minority Owned Interest held by the Company and its Subsidiaries is listed on Company Disclosure Schedule 3.1(c)(ii).  The Company directly or indirectly is the record and beneficial owner of the Minority Owned Interests so listed on Company Disclosure Schedule 3.1(c)(ii) and such ownership is free and clear of all Liens other than Permitted Liens and the provisions of the organizational documents of such Minority Owned Entity.  Company Disclosure Schedule 3.1(c)(ii) also lists, to the Knowledge of the Company, each other Person that owns an equity interest in a Minority Owned Entity in which the Company or any of its Subsidiaries holds a Minority Owned Interest, and specifies, to the Knowledge of the Company, the ownership percentage of such other Person in such Minority Owned Entity.

(d)           Authority.

(i)            The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein will have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii)           The board of directors of the Company, at a meeting duly called and held, has duly and unanimously adopted resolutions (A) approving this Agreement and the transactions contemplated hereby, (B) declaring this Agreement and the transactions contemplated hereby advisable and (C) recommending that the Stockholders adopt this Agreement.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(iii)          The affirmative vote of the holders of (A) at least sixty-seven percent (67%) of the issued and outstanding Class A Common Stock at the Company Stockholder Meeting and (B) at least sixty-seven percent (67%) of the issued and outstanding Class B Common Stock at the Company Stockholder Meeting, or any adjournment or postponement thereof, to adopt this Agreement is the only vote of the holders of any class or series of Securities of the Company necessary to adopt this Agreement.

(e)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate or result in any breach of any provision of the charter or bylaws, or other similar organizational documents of the Company or any of its Subsidiaries; (ii) except as set forth on Company Disclosure Schedule 3.1(e), violate or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or its Subsidiaries or by which or to which a material portion of the Company’s or its Subsidiaries’ respective assets is bound, except, with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not be reasonably likely to have a Company Material Adverse Effect.  No Consent of any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction

Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for (A) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and filings under the applicable antitrust laws of Canada, Colombia, Ecuador, Norway, Russia and the United Kingdom and expiration of any applicable waiting periods or receipt of required approvals thereunder, (B) the filing of a Certificate of Merger with the Secretary of State of Texas, (C) such Consents set forth on Company Disclosure Schedule 3.1(e) and (D) other Consents, the failure of which to be obtained or made would not be reasonably likely to have a Company Material Adverse Effect.

(f)            Financial Statements.  The Company has furnished or made available to Parent or its representatives copies of:

(i)            the (A) audited consolidated balance sheets of the Company and its Subsidiaries, as of December 31, 2011 and 2010, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the years then ended, and the related notes thereto, accompanied by the reports thereon of UHY LLP, independent public accountants, and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 (the “Company Balance Sheet”), together with the related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries, for the six (6) month period then ended;

(ii)           the (A) audited consolidated balance sheets of Champion Technologies and its Subsidiaries as of December 31, 2011 and 2010, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of Champion Technologies and its Subsidiaries for the years then ended, and the related notes thereto, accompanied by the reports thereon of UHY LLP, independent public accountants, and (B) the unaudited consolidated balance sheet of Champion Technologies and its Subsidiaries as of June 30, 2012 (the “Champion Balance Sheet”), together with the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of Champion Technologies and its Subsidiaries for the six (6) month period then ended; and

(iii)          the (A) unaudited balance sheets of Corsicana Technologies as of December 31, 2011 and 2010, together with the unaudited statements of operations, cash flows and stockholders’ equity of Corsicana Technologies for the years then ended, and (B) the unaudited balance sheet of Corsicana Technologies as of June 30, 2012 (the “Corsicana Balance Sheet”, and together with the Company Balance Sheet and the Champion Balance Sheet, the “Balance Sheets”), together with the related unaudited statements of operations, cash flows and stockholders’ equity of Corsicana Technologies for the six (6) month period then ended.

(such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in accordance with GAAP in all material respects the financial position of the Company and, Champion Technologies, Corsicana Technologies and their respective Subsidiaries, respectively, at the dates thereof and the results of the operations of the Company, Champion Technologies, Corsicana Technologies and their respective Subsidiaries for the respective periods indicated.

(g)                                 Absence of Certain Changes.  Except as set forth in Company Disclosure Schedule 3.1(g), since the Balance Sheet Date (i) through the date of this Agreement, (A) the Company and the Retained Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, (B) there has not occurred a Company Material Adverse Effect, (C) no event or action that would, had such event or action occurred after the execution of this Agreement, be prohibited by Section 4.1, has occurred or taken place and (ii) there has been no material damage, destruction or loss (to the extent not covered by insurance), affecting the assets, properties or business of the Company or any of the Retained Subsidiaries, which has not been remedied or repaired or which damage, destruction or loss would reasonably be expected to have a substantial and adverse impact on the conduct of the Business.

(h)                                 Compliance with Applicable Laws.

(i)                                     Except as set forth on Company Disclosure Schedule 3.1(h), each of the Company and the Retained Subsidiaries, (i) has complied and is in compliance in all material respects, with all Applicable Laws, and (ii) hold all material permits, licenses, registrations, qualifications, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their businesses as conducted as of the Closing (the “Company Permits”).  Except as set forth on Company Disclosure Schedule 3.1(h), the Company and the Retained Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  Except as set forth on Company Disclosure Schedule 3.1(h), no investigation or review by any Governmental Authority with respect to the Company or any of the Retained Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing which, if resolved adversely, would be reasonably likely to materially and adversely impact the Company and the Retained Subsidiaries.

(ii)                                  The Company’s and the Retained Subsidiaries’ products and any raw materials and components thereof (the “Company Products”) are, and the sale, manufacture, import and export of any Company Products are in compliance, in all material respects, with all Applicable Laws.  The Company and the Retained Subsidiaries have received all applicable certificates or declarations of conformity (including those relating to safety matters) required under Applicable Laws relating to the Company Products, and all chemicals contained in the Company Products are registered and authorized for import and sale under all Applicable Laws in the jurisdictions into which such Company Products are currently imported or in which such Company Products are currently sold.

(i)                                     No Undisclosed Liabilities.  The Company and the Retained Subsidiaries have no Liabilities that exist and, if known, would be required to be reflected on a balance sheet in accordance with GAAP, and would individually (with items arising out of the same set of facts or the same event, circumstance or occurrence, or similar events, circumstances and occurrences, being aggregated) be expected to involve in excess of $250,000 other than as (i) expressly reflected, reserved against or disclosed in the financial statements, (ii) incurred in the ordinary course of business after the Balance Sheet Date, (iii) expressly permitted or contemplated by this Agreement, or (iv) otherwise expressly disclosed in the Company Disclosure Schedule.

(j)                                     Absence of Litigation.  Except as set forth on Company Disclosure Schedule 3.1(j), there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Retained Subsidiaries by or before any arbitrator or Governmental Authority, nor are there any investigations relating to the Company or any of the Retained Subsidiaries pending or, to the Knowledge of the Company, threatened in writing by or before any arbitrator or any Governmental Authority which would reasonably be expected, if resolved adversely to the Company or such Retained Subsidiary, to result in Liability (net of amounts which the Company reasonably expects to be covered by insurance, excluding self-insured retentions) to the Company or any Retained Subsidiary in excess of $150,000 individually.

(k)                                  Insurance.  Set forth on Company Disclosure Schedule 3.1(k), as of the date of this Agreement, is to the Company’s Knowledge a true, correct and complete list of all material workers’ compensation, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of the Retained Subsidiaries and all fidelity bonds that are material to the Company and the Retained Subsidiaries.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Company Disclosure Schedule 3.1(k) is to the Company’s Knowledge in full force and effect.

(l)                                     Owned Real Property.  Set forth on Company Disclosure Schedule 3.1(l) is a list of all the Owned Real Property as of the date of this Agreement.  The Company and the Retained Subsidiaries, as applicable, have good and valid title to such Owned Real Property, free and clear of Liens, other than Permitted Liens.  Company Disclosure Schedule 3.1(l) reflects all Owned Real Property, which Owned Real Property, together with the Leased Real Property, comprise all of the real property used by the Company and the Retained Subsidiaries in the conduct of their businesses.  None of the Owned Real Property is leased, licensed or otherwise occupied by any Person other than the Company or a Retained Subsidiary, other than pursuant to lease or sublease arrangements, or licenses, that in each case are terminable by the Company or a Retained Subsidiary by the giving of notice of sixty (60) days or less without post-termination obligations, termination penalties, purchase options or similar obligations.

(m)                               Leased Real Property.  Set forth on Company Disclosure Schedule 3.1(m) is a list of all Leased Real Property as of the date of this Agreement where the lease payments payable by the Company or any of the Retained Subsidiaries are in excess of $250,000 in any twelve month period.  Each lease set forth on Company Disclosure Schedule 3.1(m) is a valid and binding obligation of the Company or one of the Retained Subsidiaries and (subject to any of such leases being terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof) is in full force and effect.  Except as otherwise set forth on Company Disclosure Schedule 3.1(m), neither the Company nor any of the Retained Subsidiaries is in default in any material respect under any lease set forth on Company Disclosure Schedule 3.1(m) and, to the Knowledge of the Company, no other party to any such lease is in default in any material respect.

(n)                                 Ownership of Assets; Liens and Encumbrances.  The Company and the Retained Subsidiaries have title to or have the contractual right to use all assets currently used by the Company and the Retained Subsidiaries in the conduct of the Business, except when such failure would not materially and adversely impact the conduct of the Business.  All of the material assets and properties of the Company and the Retained Subsidiaries are free and clear of all Liens except (i) Permitted Encumbrances and (ii) Liens set forth on Company Disclosure Schedule 3.1(n) (the Liens referred to in clauses (i) and (ii) being “Permitted Liens”).

(o)                                 Environmental Matters.  Except as otherwise set forth on Company Disclosure Schedule 3.1(o), which disclosed matters do not individually or in the aggregate have a Company Material Adverse Effect:

(i)                                     The operations of the Company and the Retained Subsidiaries are, and since January 1, 2008 have been, in compliance with all applicable Environmental Laws.

(ii)                                  Neither the Company nor any of the Retained Subsidiaries or any Related Person has received any notice, demand, request for information, citation, summons or order, and there are no Proceedings, pending or, to the Knowledge of the Company threatened in writing, against the Company or any of the Retained Subsidiaries arising out of or relating to (A) any remedial obligations under any applicable Environmental Laws, including any remediation, clean up, modification, repairs, work, construction, alterations or installations on any Owned Real Property (or, to the Knowledge of the Company, any Leased Real Property or real property formerly owned or occupied by the Company or its Subsidiaries) that are necessary to comply with any applicable Environmental Laws, (B) violations by the Company or any of the Retained Subsidiaries or any Owned Real Property (or, to the Knowledge of the Company, any Leased Real Property or real property formerly owned or occupied by the Company or its Subsidiaries) of any applicable Environmental Laws, (C) personal injury or property damage claims relating to a Release of Hazardous Substances, or (D) response, removal, or remedial costs under CERCLA or any similar state or foreign law.

(iii)                               Since January 1, 2008, all permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of the Retained Subsidiaries under any applicable Environmental Laws that are material to the Company’s or any of the Retained Subsidiaries’ operations have been duly obtained or filed, all such material permits, registrations, licenses and authorizations are in full force and effect, and the Company and each of the Retained Subsidiaries is and has been in compliance with the terms and conditions of all such material permits, registrations, licenses and authorizations.

(iv)                              Since January 1, 2008, all Hazardous Substances handled, used, generated, manufactured, stored, transported, treated, recycled, disposed of, or Released by the Company or any of the Retained Subsidiaries have been managed in compliance with Environmental Laws.

(v)                                 There has been no Release of, or exposure to, any Hazardous Substances on, at, under or from the Owned Real Property or, to the Knowledge of the Company, any Leased Real Property or real property formerly owned or occupied by the Company or its Subsidiaries, except in compliance with applicable Environmental Laws.

(vi)                              Neither the Company nor any of the Retained Subsidiaries has transported or arranged for the transportation of any Hazardous Substances to any location which, to the Knowledge of the Company, is listed on the National Priorities List under CERCLA, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against the

Company or any Retained Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including claims under CERCLA.

(vii)                           Neither the Company nor any of the Retained Subsidiaries is currently operating or, to the Knowledge of the Company, required to be operating under any Governmental Authority’s compliance decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(viii)                        Neither the Company nor any of the Retained Subsidiaries is subject to any Liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any claim under any Environmental Laws and, to the Knowledge of the Company, there is no basis for any such Liability or obligation.

(ix)                                Neither the Company nor any of the Retained Subsidiaries has retained or assumed contractually any Liabilities or obligations that would reasonably be expected to form the basis of any material Liability against the Company or any of the Retained Subsidiaries under applicable Environmental Laws.

(x)                                   The Company and the Retained Subsidiaries have made available in the Data Room copies of all environmental audits, assessments, studies, tests or other evaluations of the Real Property or any other property formerly owned, leased, or operated by the Company or any of the Retained Subsidiaries, that are in the possession or subject to the control of the Company or the Retained Subsidiaries and report any material non-compliance with any Environmental Law.

(xi)                                The representations and warranties set forth in this Section 3.1(o) are the Company’s sole and exclusive representations and warranties regarding Environmental Laws.

(p)                                 Taxes.  Except as set forth on Company Disclosure Schedule 3.1(p):

(i)                                     (A) All material Tax Returns which are required to be filed by or with respect to the Company or any of the Retained Subsidiaries have been timely filed; and (B) all such Tax Returns are correct and complete in all material respects.

(ii)                                  All Taxes of or with respect to the Company or any of the Retained Subsidiaries (whether or not shown on any Tax Return) which have become due on or before the Effective Time have been timely paid in full.

(iii)                               The Company and the Retained Subsidiaries have withheld, paid and deposited all Taxes required to have been withheld, paid and deposited in connection with any amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other Person.

(iv)                              Since the Balance Sheet Date, neither the Company nor any of the Retained Subsidiaries has (A) made or revoked any material election in respect of Taxes, (B) changed any accounting method in respect of Taxes, (C) prepared any Tax Return in a manner which is not consistent with the past custom and practice with respect to the treatment of items on such Tax Returns, (D) filed any amendment to a Tax Return that will increase the Tax liability of the Company after the Closing, (E) settled any claim or assessment in respect of Taxes, (F) consented to the extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes with any Governmental Authority, or (G) surrendered any right to claim a refund of any material Taxes.

(v)                                 To the Knowledge of the Company, there is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of the Retained Subsidiaries, (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of the Retained Subsidiaries, or (C) any power of attorney granted by the Company or any of the Retained Subsidiaries with respect to any Taxes.

(vi)                              No outstanding material claim, assessment or deficiency against the Company or any of its Retained Subsidiaries for any Taxes has been asserted in writing by any Governmental Authority.

(vii)                           To the Knowledge of the Company, neither the Company nor any of the Retained Subsidiaries is currently the subject of any audit, other examination, matter in controversy, proposed adjustment, refund litigation or other action with respect to Taxes.  Neither the Company nor any of the Retained Subsidiaries has received from a Governmental Authority any written notice indicating an intent to open an audit or other review with respect to Taxes of the Company or any of the Retained Subsidiaries.

(viii)                        In the two years prior to the date of this Agreement, neither the Company nor any of the Retained Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code.

(ix)                                Neither the Company nor any of the Retained Subsidiaries has liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

(x)                                   Neither the Company nor any of the Retained Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date; (B) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(xi)                                There is no contract, agreement, plan or arrangement covering any Person that, individually in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, (A) could give rise to the payment of any amount that would not be deductible by the Company or any of the Retained Subsidiaries, as the case may be, by reason of Section 280G of the Code, or (B) could obligate the Company or any of the Retained Subsidiaries to make any payments to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

The representations and warranties set forth in this Section 3.1(p) and Section 3.1(r) are the Company’s sole and exclusive representations and warranties regarding Tax matters.

(q)                                 Material Contracts.  Company Disclosure Schedule 3.1(q) contains a list of all Material Contracts to which the Company or any of the Retained Subsidiaries is a party or by which any of the Company or any of the Retained Subsidiaries is otherwise bound.  A true, correct and complete copy of each Material Contract has been furnished or made available to Parent or its representatives except when same has been redacted or summarized in the Company Disclosure Schedule or cannot be disclosed due to confidentiality constraints.  Neither the Company nor any of the Retained Subsidiaries is in default under any such Material Contract, except as set forth on Company Disclosure Schedule 3.1(q), and except for such defaults that would not be reasonably likely to have a Company Material Adverse Effect.  There has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Material Contract by the Company or any of the Retained Subsidiaries, except as set forth on Company Disclosure Schedule 3.1(q) and except for such defaults that would not be reasonably likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, no party to any Material Contract other than the Company or any Retained Subsidiary has defaulted under any Material Contract and no event has occurred that (with the lapse of time or the giving of notice or both) would constitute a default in any material respect under any Material Contract by any party other than the Company or a Retained Subsidiary.

(r)                                    ERISA Compliance; Labor.

(i)                                     Set forth on Company Disclosure Schedule 3.1(r), as of the date of this Agreement, is a list of all Employee Benefit Plans.  Except as set forth on Company Disclosure Schedule 3.1(r),

(A)                              Neither the Company nor any entity required to be aggregated with the Company under Section 414 of the Code (the “Aggregated Group”) has, within the six (6) year period prior to the Closing, sponsored, participated in, or had an obligation to contribute to an employee pension benefit plan subject to Title IV of ERISA or Section 412 or 430 of the Code;

(B)                                no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code and neither the Company nor any member of the Aggregated Group has engaged in, and to the Knowledge of the Company, no other Person has engaged in any transaction or acted or failed to act in any manner that could reasonably be expect to result in the imposition upon the Company or any member of the Aggregated Group of any material liability for a civil penalty assessed pursuant to Section 409 or 502 of ERISA;

(C)                                neither the Company nor any member of the Aggregated Group has contributed or been obligated to contribute to any (i) “multiemployer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA;

(D)                               to the Knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to any material Liability under the terms of the Employee Benefit Plans other than any payment of benefits in the normal course of plan operation; and

(E)                                 no Employee Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Retained Subsidiary of the Company, or any other Person, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Applicable Laws, and no commitments have been made to provide such coverage.

(ii)                                  True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500.  All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws in a timely manner.  Each Employee Benefit Plan has been maintained in compliance with Applicable Laws, except where the failure to so comply would not be reasonably likely to have a Company Material Adverse Effect.  Except as set forth on Company Disclosure Schedule 3.1(r), there are no actions, suits or claims pending (other than routine claims for benefits or immaterial actions, suits or claims not reasonably likely to result in liability to the Company or any Retained Subsidiary in excess of $50,000 individually) or, to the Knowledge of the Company, threatened in writing against, or with respect to, any of the Employee Benefit Plans.  All material contributions required to be made by the Company or the Retained Subsidiaries to the Employee Benefit Plans pursuant to their terms have been timely made.  To the Knowledge of the Company, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Company Disclosure Schedule 3.1(r).

(iii)                               Except as set forth on Company Disclosure Schedule 3.1(r) or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) entitle any current or former employee of the Company or any Retained Subsidiary of the Company to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan (or any other program or arrangement), (B) accelerate the time of payment or vesting of benefits or awards under an Employee Benefit Plan, (C) increase the amount of compensation due any current or former employee of the Company or any Retained

Subsidiary of the Company or (D) result in any payment or benefit that would not be deductible by the Surviving Corporation by reason of Section 280G of the Code.

(iv)                              Each compensation and benefit plan maintained or contributed to (whether or not administered by a Governmental Authority) by the Company or any Retained Subsidiary of the Company under the Applicable Laws or custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed on Company Disclosure Schedule 3.1(r).  With respect to each Foreign Plan:  (A) the Company has provided or made available to Parent the written document setting forth the Foreign Plan and all material amendments thereto (or if the Foreign Plan or any part thereof is not set forth in a written document, a description thereof); (B) such Foreign Plan is in compliance with the provisions of the Applicable Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Laws are applicable to such Foreign Plan, except where the failure to so comply would not be reasonably likely to have a Company Material Adverse Effect; (C) all material contributions from the Company or any Retained Subsidiary of the Company to such Foreign Plan which were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, Applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made; (D) no material assets (including surplus assets) have been paid out of a Foreign Plan except to a participant (or the beneficiary of a participant) in such Foreign Plan in accordance with its terms and, when applicable, Applicable Laws of the jurisdiction in which such Foreign Plan is maintained; (E) such Foreign Plan has been operated and administered in accordance with its terms and in compliance with all Applicable Laws, except where the failure to so comply would not be reasonably likely to have a Company Material Adverse Effect; and (F) there is no Proceeding pending or, to the Knowledge of the Company, threatened or contemplated relating to any Foreign Plan (other than routine claims for benefits).

(v)                                 Except as set forth on Company Disclosure Schedule 3.1(r), there are no collective bargaining or other labor union agreements to which the Company or any of the Retained Subsidiaries is a party or by which any of them is bound.  Except as set forth on Company Disclosure Schedule 3.1(r), neither the Company nor any of the Retained Subsidiaries (A) is engaged in any material unfair labor practices, has any material unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened in writing against it or (B) has any written notice of any material charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened in writing against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.  Except as set forth on Company Disclosure Schedule 3.1(r) no collective bargaining agreement is currently being negotiated by the Company or any of the Retained Subsidiaries.  There is no labor strike in effect with respect to the Company or any of the Retained Subsidiaries.  Neither the Company nor any Retained Subsidiary of the Company is a party to, or is otherwise bound by, any consent decree with any Governmental Authority.  The Company and the Retained Subsidiaries are in compliance in all material respects with all Applicable Laws regarding the payment of wages or other compensation, the withholding and payment of Taxes, employment discrimination and harassment, and those governing or pertaining to the terms and conditions of employment.

(vi)                              Bonus payments by the Company and the Retained Subsidiaries under the Permian Mud Service, Inc. Annual Bonus Plan are made in the discretion of the Company.

(s)                                  Intellectual Property.

(i)                                     Set forth on Company Disclosure Schedule 3.1(s)(i), as of the date of this Agreement, is a list of each item of Company Registered Intellectual Property specifying for each, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction in which the application/registration is filed, (C) the application/registration number, and (D) the known status of the application/registration, including deadlines for any renewals or other required filings.

(ii)                                  All filings, payments and other actions required to be made or taken to maintain the Company’s or the applicable Retained Subsidiaries’ ownership of each item of Company Registered Intellectual Property, with a final due date before the date hereof, have been made or taken and each item of Company Registered Intellectual Property is valid and enforceable.

(iii)                               Except as set forth on Company Disclosure Schedule 3.1(s)(iii) and except for such license or right the failure of which to have is not material individually or in the aggregate, the Company or a Retained Subsidiary owns, or has a valid license or right to use, all of the Intellectual Property that is necessary for or used to operate the Company’s and the Retained Subsidiaries’ businesses as currently conducted, free and clear of any Liens (other than Permitted Encumbrances).  Since January 1, 2008, neither the Company nor a Retained Subsidiary or any Related Person has received any written or oral notice, challenging: (A) the Company’s or a Retained Subsidiary’s license or right to use any Third Party Intellectual Property or (B) the Company’s or a Retained Subsidiary’s ownership of, or the validity or enforceability of, any Company Registered Intellectual Property, except as resolved without Liability to the Company or any Retained Subsidiary and without material change in use thereof.

(iv)                              Except as set forth on Company Disclosure Schedule 3.1(s)(iv) the Company has not infringed, misappropriated or otherwise violated (collectively, “Infringement”) any Intellectual Property of any Person, and no claims of such Infringement are pending or, to the Knowledge of the Company, threatened against the Company, except where such Infringement is not reasonably likely to have a Company Material Adverse Effect.

(v)                                 Except as set forth on Company Disclosure Schedule 3.1(s)(v) to the Knowledge of the Company, no Person has Infringed any material Intellectual Property owned by the Company or any of the Retained Subsidiaries.

(t)                                    Affiliate Transactions.  Except as set forth in Company Disclosure Schedule 3.1(t) and except for non-written at will employment agreements, there are no Contracts relating to transactions between the Company or a Retained Subsidiary, on the one hand, and any Related Person or employee of the Company or a Retained Subsidiary or, to the Knowledge of the Company, any member of such Related Person’s or employee’s immediate family, or any Affiliate or Person controlled by such Related Person or employee on the other hand.  To the Knowledge of the Company, no Related Person has any right, title or interest in or to any material asset or property used in the conduct of the businesses of the Company or the Retained Subsidiaries.

(u)                                 Corruption and Proceeds of Crime.

(i)                                     Except as set forth in Company Disclosure Schedule 3.1(u)(i), none of the Company, the Retained Subsidiaries (nor any Related Person or any of the agents or representatives of the Company or any of the Retained Subsidiaries, in the conduct of activities authorized by or taken on behalf of or at the direction of the Company or any of the Retained Subsidiaries), has taken any action that violates in any material respect:  the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); the UK Bribery Act 2010 or its predecessor laws (“Bribery Act”); or any analogous anticorruption (or similar) laws, statutes, rules or ordinances applicable to the Company or its Subsidiaries (collectively, together with the FCPA, Bribery Act, the “Anticorruption Laws”).  None of the Company, any of the Retained Subsidiaries (nor any Related Person or any of the agents or representatives of the Company or any of the Retained Subsidiaries, in the conduct of activities authorized by or taken on behalf of or at the direction of the Company or any of the Retained Subsidiaries), has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a foreign governmental official or other person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other person to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any foreign governmental official to use influence with any Governmental Authority in order to assist the Company or any of its Affiliates in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.  Except as set forth in Company Disclosure Schedule 3.1(u)(i), to the Knowledge of the Company, none of the Related Persons, agents or representatives of the Company or the Retained Subsidiaries, is a current government official, political party official or candidate for public office or is affiliated with any such official or candidate.

(ii)                                  The Company and the Retained Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the Anticorruption Laws, including compliance by their respective agents, distributors and intermediaries.  No Proceeding by or before any Governmental Authority (excluding any investigation by a Governmental Authority) involving the Company, any of the Retained Subsidiaries, or, to the Knowledge of the Company, any of their Related Persons, distributors, agents or intermediaries with respect to any of the Anticorruption Laws is pending or, to the Knowledge of the Company, threatened in writing.  To the Knowledge of the Company, neither the Company, any of the Retained Subsidiaries, nor any of their Related Persons are under investigation by a Governmental Authority for alleged violations of any of the Anticorruption Laws.  No material civil or criminal penalties have been imposed on the Company or any of the Retained Subsidiaries with respect to violations of any of the Anticorruption Laws, nor, except as set forth in Company Disclosure Schedule 3.1(u)(ii), have any disclosures been submitted since January 1, 2008 to the U.S. Government or any other Governmental Authority by the Company or any of its Retained Subsidiaries with respect to violations of any Anticorruption Laws.  Except as set forth in Company Disclosure Schedule 3.1(u)(ii), there are no internal investigations being conducted by the

Company with respect to any potential violations of any of the Anticorruption Laws or, to the Knowledge of the Company, any allegations by employees or others of any such violations.

(iii)          The operations of the Company and the Retained Subsidiaries are, and have been conducted at all times, in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which they operate, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”).  No Proceeding against the Company or any of the Retained Subsidiaries under any Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

(v)           Trade Controls and U.S. Sanctions.  Except as set forth in Company Disclosure Schedule 3.1(v), neither the Company, any of the Retained Subsidiaries (nor any of their Related Persons or any of their agents or representatives, in the conduct of activities authorized by or taken on behalf of or at the direction of the Company or any of the Retained Subsidiaries), has taken any action that would violate, in any material respect, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any U.S. trade controls administered by the Bureau of Industry and Security of the U.S. Commerce Department.  Neither the Company nor any of the Retained Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or (ii) engages in any dealings or transactions with any such Person.  No Proceeding against the Company or any of the Retained Subsidiaries with respect to OFAC is pending to the Knowledge of the Company, threatened in writing.

(w)          Product Warranty; Product Liability.  Except as disclosed on Company Disclosure Schedule 3.1(w) or reserved against in the Financial Statements, neither the Company nor any of the Retained Subsidiaries has any material Liability arising from products manufactured, sold or delivered by the Company or any Retained Subsidiary as a consequence of such products being manufactured, sold or delivered in violation of any applicable warranties or specifications, except for any instances of non-compliance arising in the ordinary course of business consistent with its historical experience which have heretofore been resolved, or which based on its past experience the Company or Retained Subsidiary believes will be resolved, between the Company or its Retained Subsidiary and the counterparty to such applicable product contract in the ordinary course of business (including replacement of product, credits, discounts and other commercial resolutions) but without any monetary settlement or similar payments by the Company or any Retained Subsidiary which continue following the Effective Time.

(x)            Executive Compensation. The Company has provided a comprehensive list of all executive compensation provided to each of the Company’s or the Retained Subsidiaries’ executive-level employees in the past three years, including any salary, bonus, deferred compensation, and stock or other equity compensation.

(y)           Broker’s Commissions.  Except as set forth on Company Disclosure Schedule 3.1(y), neither the Company nor any Retained Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate Parent, the Company or any Retained Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

3.2          Representations and Warranties of Parent and Merger Subsidiary.  Parent and Merger Subsidiary jointly and severally represent and warrant to the Company and the Stockholders that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date):

(a)           Organization; Good Standing and Other Matters.  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement.  Parent directly owns all of the issued and outstanding capital stock of Merger Subsidiary, free and clear of all Liens.  A true, correct and complete copy of the Certificate of Incorporation and Bylaws of Parent and Merger Subsidiary, as in effect on the date of this Agreement, has been furnished to the Company and the Representative.

(b)           Authority.  Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or stockholder action on the part of each of Parent and Merger Subsidiary.  No other proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is a party, to perform the obligations of Parent and Merger Subsidiary hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein.  This Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the charter or bylaws of Parent or Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of its respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which it or any material portion of its respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Parent to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.  No Consent of any Governmental Authority is required by or with respect to Parent in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (A) the filing of a pre-merger notification and report form under the HSR Act and the expiration or termination of the applicable waiting period thereunder, and filings under the applicable antitrust laws of Canada, Colombia, Ecuador, Norway, Russia and the United Kingdom and expiration of any applicable waiting periods or receipt of required approvals thereunder, (B) the filing of the Certificate of Merger with the Secretary of State of Texas, and (C) such Consents, the failure of which to obtain would not interfere with the ability of Parent or Merger Subsidiary to perform its respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d)           Absence of Certain Changes.  Since June 30, 2012, except as set forth in the Parent SEC Documents, there has not occurred a Parent Material Adverse Effect.

(e)           Litigation.  As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened in writing against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(f)            Brokers or Finders.  Neither Parent, Merger Subsidiary nor any Affiliate of either of them has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Stockholder to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(g)           Financing.  Parent has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to make the cash payments contemplated hereunder and to consummate the transactions contemplated hereby and by each Transaction Document.

(h)           Solvency; Surviving Corporation After the Merger.  Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.  At and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(i)            Stock Consideration.  The issuance of the Stock Consideration has been duly authorized by Parent and, when issued and delivered to the Stockholders (or delivered to the Escrow Agent in the case of Escrowed Stock Consideration) in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all Liens, other than (i) restrictions on transfer under applicable state and federal securities laws, and (ii) in the case of the Escrowed Stock Consideration, the terms and provisions of this Agreement and the Escrow Agreement.

(j)            SEC Documents.  Parent has filed timely with the SEC all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively, the “Parent SEC Documents”).  The Parent SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequently filed Parent SEC Document filed prior to the date hereof, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) and (v) in the case of the Parent Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(k)           Investment Representation.  Buyer, through the Merger, is acquiring the Company’s Outstanding Shares for its own account with the present intention of holding such shares for investment purposes and not with a view to or for sale in connection with any public distribution of Company’s Outstanding Shares in violation of any federal or state securities Laws.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participating in the Merger and its investment in the Company.  Buyer acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of participating in the Merger; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(l)            Environmental Matters.  Except as would not reasonably be expected to have a Parent Material Adverse Effect or for any matter that is described in the Parent SEC Documents:

(i)            The operations of Parent and its Subsidiaries are, and since January 1, 2008 have been, in compliance with all applicable Environmental Laws.

(ii)           Neither Parent nor any of its Subsidiaries has received any notice, demand, request for information, citation, summons or order, and there are no Proceedings, pending or, to the Knowledge of Parent threatened in writing, against Parent or any of its Subsidiaries arising out of or relating to (A) any remedial obligations under any applicable Environmental Laws, including any remediation, clean up, modification, repairs, work, construction, alterations or installations on any owned real property of Parent or its Subsidiaries (or, to the Knowledge of Parent, any leased real property of Parent or its Subsidiaries or real property formerly owned or occupied by Parent or its Subsidiaries), (B) violations by Parent or any of its Subsidiaries of any applicable Environmental Laws, (C) personal injury or property damage claims relating to a Release of Hazardous Substances, or (D) response, removal, or remedial costs under CERCLA or any similar state or foreign law.

(iii)          Since January 1, 2008, all permits, registrations, licenses and authorizations required to be obtained or filed by Parent or any of its Subsidiaries under any applicable Environmental Laws that are material to Parent’s or any of its Subsidiaries’ operations have been duly obtained or filed, all such material permits, registrations, licenses and authorizations are in full force and effect, and Parent and each of its Subsidiaries is and has been in compliance with the terms and conditions of all such material permits, registrations, licenses and authorizations.

(iv)          Since January 1, 2008, all Hazardous Substances handled, used, generated, manufactured, stored, transported, treated, recycled, disposed of, or Released by Parent or any of its Subsidiaries have been managed in compliance with Environmental Laws.

(v)           There has been no Release of, or exposure to, any Hazardous Substances on, at, under or from any real property owned by Parent or, to the Knowledge of Parent, any leased real property or real property formerly owned or occupied by Parent or its Subsidiaries, except in compliance with applicable Environmental Laws.

(vi)          Neither Parent nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Substances to any location which, to the Knowledge of Parent, is listed on the National Priorities List under CERCLA, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against the Company or any Retained Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(vii)         Neither Parent nor any of its Subsidiaries is currently operating or, to the Knowledge of Parent, required to be operating under any Governmental Authority’s compliance decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(viii)        Neither Parent nor any of its Subsidiaries has any Liability or unfulfilled obligations, whether fixed, unliquidated, absolute, contingent or otherwise, under any Environmental Laws or with respect to any Hazardous Substances, including any Liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any Environmental Laws and, to the Knowledge of Parent, there is no basis for any such Liability or obligation.

(ix)           Neither Parent nor any of its Subsidiaries has retained or assumed contractually any Liabilities or obligations that would reasonably be expected to form the basis of any material Liability against Parent or any of its Subsidiaries under applicable Environmental Laws.

(x)            The representations and warranties set forth in this Section 3.2(l) are Parent’s sole and exclusive representations and warranties regarding Environmental Laws.

(m)          Intellectual Property.  Except as would not reasonably be expected to have a Parent Material Adverse Effect or for any matter that is described in the Parent SEC Documents:

(i)            All filings, payments and other actions required to be made or taken to maintain Parent’s or its Subsidiaries’ ownership of each item of Parent Registered Intellectual Property, with a final due date before the date hereof, have been made or taken and each item of Parent Registered Intellectual Property is valid and enforceable.

(ii)           Parent or a Subsidiary of Parent owns, or has a valid license or right to use, all of the Intellectual Property that is necessary for or used to operate Parent’s and its Subsidiaries’ businesses as currently conducted, free and clear of any Liens (other than Permitted Encumbrances).  Since January 1, 2007, neither Parent nor any of its Subsidiaries has received any written or oral notice, challenging: (A) Parent’s or one of its Subsidiaries’ license or right to use any Third Party Intellectual Property or (B) Parent’s or one of its Subsidiaries’ ownership of, or the validity or enforceability of, any Parent Registered Intellectual Property, except as resolved without Liability to Parent or any of its Subsidiaries and without material change in use thereof.

(iii)          Parent has not Infringed any Intellectual Property of any Person, and no claims of such Infringement are pending or, to the Knowledge of Parent, threatened against Parent.

(iv)          To the Knowledge of Parent, no Person has Infringed any material Intellectual Property owned by Parent or any of its Subsidiaries.

(n)           Corruption and Proceeds of Crime.  Except as would not reasonably be expected to have a Parent Material Adverse Effect or for any matter that is described in the Parent SEC Documents:

(i)            None of Parent, its Subsidiaries or any of the officers, directors, agents or representatives of Parent or any of its Subsidiaries, in activities taken on behalf or at the direction of Parent or its Subsidiaries, has taken any action that violates in any material respect any Anticorruption Laws.  None of Parent, any of its Subsidiaries or any of the officers, directors, agents or representatives of Parent or its Subsidiaries, in activities taken on behalf or at the direction of Parent or its Subsidiaries, has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a foreign governmental official or other person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other person to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any foreign governmental official to use influence with any Governmental Authority in order to assist Parent or any of its Affiliates in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.  None of the agents or representatives of Parent or its Subsidiaries is a current government official, political party official or candidate for public office or is affiliated with any such official or candidate.

(ii)           Parent and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the Anticorruption Laws, including compliance by their respective agents, distributors and intermediaries.  No Proceeding by or before any Governmental Authority (excluding any investigation by a Governmental Authority) involving Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any of their distributors, agents or intermediaries with respect to any of the Anticorruption Laws is pending or, to the Knowledge of Parent, threatened in writing.  To the Knowledge of Parent, neither Parent or any of its Subsidiaries are under investigation by a Governmental Authority for alleged violations of any of the Anticorruption Laws.  No material civil or criminal penalties have been imposed on Parent or any of its Subsidiaries with respect to violations of any of the Anticorruption Laws, nor have any disclosures been submitted since January 1, 2008 to the U.S. Government or any other Governmental Authority by Parent or any of its Subsidiaries with respect to violations of any Anticorruption Laws.  There are no internal investigations being conducted by Parent with respect to any potential violations of any of the Anticorruption Laws or, to the Knowledge of Parent, any allegations by officers, directors, employees or others of any such violations.

(iii)          The operations of Parent and its Subsidiaries are, and have been conducted at all times, in compliance, in all material respects, with Money Laundering Laws.  No Proceeding against Parent or any of its Subsidiaries under any Money Laundering Laws is pending or, to the Knowledge of Parent, threatened in writing.

(o)           Trade Controls and U.S. Sanctions.  Except as would not reasonably be expected to have a Parent Material Adverse Effect or for any matter that is described in the Parent SEC Documents:  (i) neither Parent, any of its Subsidiaries nor any of their agents or representatives, in activities taken on behalf or at the direction of Parent or any of its Subsidiaries, has taken any action that would violate, in any material respect, any U.S. sanctions administered by OFAC or any U.S. trade controls administered by the Bureau of Industry and Security of the U.S. Commerce Department; and (ii) neither Parent nor any of its Subsidiaries (A) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or (B) engages in any dealings or transactions with any such Person.  No Proceeding against Parent or any of its Subsidiaries with respect to OFAC is pending to the Knowledge of Parent, threatened in writing.

ARTICLE IV
COVENANTS OF THE COMPANY

4.1          Conduct of Business.  Except as contemplated by or otherwise permitted under this Agreement, or required by Applicable Law, or described in Company Disclosure Schedule 4.1 or to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall cause the Retained Subsidiaries not to:

(a)           fail to act in the ordinary course of business (including with respect to maintenance of material tangible assets) and consistent with past practices of the Company and the Retained Subsidiaries to use commercially reasonable efforts to preserve substantially intact (i) the Company’s and the Retained Subsidiaries’ present business organizations and (ii) their present relationships with customers, suppliers and others having business dealings with them;

(b)           except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company and the Retained Subsidiaries, materially amend, terminate or fail to use their commercially reasonable efforts to renew any Material Contract;

(c)           acquire or divest all or a material portion of the assets of, or equity interests in, any Person; or enter into, dissolve or terminate, any joint venture, partnership or similar agreement with any Person;

(d)           other than in connection with the Restructuring or as set forth in Company Disclosure Schedule 4.1(d), declare or pay any dividends on or make any distributions in respect of any of the capital stock of the Company or any Retained Subsidiary, or split, combine or reclassify any of the capital stock of the Company; provided that with respect to dividends or distributions set forth in Company Disclosure Schedule 4.1(d) the Company shall provide Parent not less than two (2) Business Days’ notice of any dividends or distributions;

(e)           issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, or otherwise acquire any shares of Common Stock or other equity interests in the Company or any of the Retained Subsidiaries or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Common Stock or other equity interests in the Company or any of the Retained Subsidiaries, or other contracts of any character obligating the Company or any Retained Subsidiary to issue any such shares or other convertible securities;

(f)            except in the ordinary course of business and consistent with past practices of the Company and the Retained Subsidiaries or as required by the terms and provisions of written contracts between the Company or any Retained Subsidiary and an employee thereof as in existence on the date of this Agreement, (i) adopt or amend any Employee Benefit Plan or adopt any agreement, plan or arrangement that would constitute an Employee Benefit Plan if it were in existence on the date of this Agreement or (ii) increase in any manner the aggregate compensation or fringe benefits of any officer or employee of the Company or any Retained Subsidiary;

(g)           enter into any material employment agreement with any employee; extend an offer of employment or hire any person except in the ordinary course of business consistent with past practice and involving a base salary of no more than $150,000 per annum with respect to any person; terminate the employment of any employee set forth on Company Disclosure Schedule 4.1(g) without providing prior notice to Parent; or issue any broadly distributed written communication to its employees relating to benefits and compensation following the Closing Date;

(h)           except for capital expenditures in accordance with its capital budget previously provided to Parent, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), lease or dispose of any assets, except in the ordinary course of business and consistent with past practices of the Company and the Retained Subsidiaries;

(i)            take any action to mortgage, pledge or impose any Lien upon any of its material assets other than Permitted Liens;

(j)            except as required by GAAP or by Applicable Law, change any of the material accounting principles or practices used by the Company or any Retained Subsidiary;

(k)           pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company and the Retained Subsidiaries;

(l)            change or amend its certificate of incorporation or other charter document, bylaws or other organizational documents;

(m)          make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting;

(n)           make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or waive any rights or claims of substantial value other than intercompany accounts;

(o)           incur any Debt or guarantee any such Debt or issue or sell any debt securities or guarantee any debt securities of others, other than borrowings under the Loan Agreements;

(p)           enter into any agreement or arrangement that materially limits the freedom of the Company or any Retained Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or prohibits the sale of products or services by the Company or any Retained Subsidiary, or commits to an exclusive dealing agreement of any type, except for agency or distributorship agreements or similar agreements entered into in the ordinary course of business that in each case are terminable by the Company or a Retained Subsidiary by the giving of notice of sixty (60) days or less without post-termination obligations, termination penalties, purchase options or similar obligations;

(q)           settle, compromise or agree to settle or compromise any material claim against the Company or any of the Retained Subsidiaries other than in the ordinary course of business; or

(r)            authorize any of, or commit or agree to take any of, the foregoing actions.

4.2          Access and Information.  Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to any such access, to all properties, books and records of the Company and all other information with respect to its business, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company.  Notwithstanding the foregoing provisions of this Section 4.2, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access to all properties of the Company and the Retained Subsidiaries, at the sole cost and expense of Parent, to conduct Phase I environmental site assessments of such properties, provided that Parent shall have no right to perform invasive or subsurface investigations of the properties of the Company or its Retained Subsidiaries and shall indemnify the Company and its Subsidiaries from and against any Liabilities for death or injury to persons or property damage that result from Parent’s or its agents’ or representatives’ activities at properties of the Company or the Retained Subsidiaries.  Notwithstanding the foregoing, the Company shall not be required to grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information the disclosure of which would violate Applicable Laws.  In addition, Parent shall not contact any personnel of the Company regarding the transactions contemplated by this Agreement or directly or indirectly contact any franchisee, supplier, distributor, customer or other material business relation of the Company or any of the Retained Subsidiaries prior to the Closing without the written consent of the Company (which consent shall not be unreasonably withheld or delayed, and which consent may be given by e-mail or other electronic transmission).

4.3          Third Party Consents.  After the date of this Agreement and prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the Consents from any counterparties to the Material Contracts set forth on Schedule 4.3 to the extent required as a result of the transactions contemplated herein;

4.4          Company Transaction Costs.  No later than three (3) Business Days prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid by Parent at Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

4.5          Pay-Off Letters.  No later than three (3) Business Days prior to the Closing Date, the Company shall cause the lenders under the Loan Agreements to prepare and deliver to the Company and Parent the Pay-Off Letters, which Pay-Off Letters shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt outstanding as of immediately prior to the Closing.

4.6          Data Room CD ROM.  As promptly as practicable (and in any event not more than two (2) Business Days) after the date hereof, the Company shall deliver or cause to be delivered to Parent four copies on CD ROM of all the documents posted to the Data Room prior to October 9, 2012 in a manner fully readable by Parent and not removed prior to the execution of this Agreement.  Delivery of such CD ROM is for informational purposes only and shall not be deemed to expand the limited representations and warranties of the Company set forth herein.

ARTICLE V
POST-CLOSING COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1          Access to Information.  From and after the Effective Time, and subject to the execution of confidentiality agreements acceptable to Parent, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide the Representative, each Stockholder and their respective representatives (including counsel and independent auditors) with reasonable access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Surviving Corporation and its Subsidiaries or any of its or their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose arising out of their prior ownership of Company Common Stock and shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to) cooperate reasonably with the Representative, such Stockholders and their respective representatives (including counsel and independent auditors) in connection with the foregoing, including by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries reasonably available to the Representative, such Stockholders and their respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.  Notwithstanding the foregoing, (a) the Stockholders shall not have access to personnel records of the Surviving Corporation relating to individual performance or evaluation records, medical histories or other information provided that the Stockholders shall not be prohibited from accessing such information pursuant to a valid court order, and (b) Parent, the Surviving Corporation and its Subsidiaries shall not be required to grant access or furnish information to Stockholders or their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement.

5.2          D&O Coverage.

(a)           From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each former director or officer of the Company or any of the Retained Subsidiaries and current director or officer of the Company or any of the Retained Subsidiaries listed on Exhibit G-2 (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, demand, action, cause of action, suit, motion, controversy, proceeding or investigation, other than Excluded D&O Claims (each an “Indemnifiable D&O Claim”) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of the Retained Subsidiaries or is or was serving at the request of the Company or any of the Retained Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity pertaining to any act or omission occurring or existing prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“D&O Indemnified Liabilities”), in each case to the fullest extent the Surviving Corporation is permitted under the TBOC to indemnify its own directors or officers (and Parent shall cause the Surviving Corporation to pay expenses in advance of the final disposition of any such Indemnifiable D&O Claim to each D&O Indemnified Person to the fullest extent the Surviving Corporation is permitted under the TBOC to advance expenses to its directors or officers in connection with any such Indemnifiable D&O Claim).  In determining whether a D&O Indemnified Person is entitled to indemnification under this Section 5.2(a), if requested by such D&O Indemnified Person, such determination shall be made by special, independent counsel selected by the D&O Indemnified Person and approved by the Surviving Corporation (which approval shall not be unreasonably withheld).  Without limiting the foregoing, in the event any such Indemnifiable D&O Claim is brought against any D&O Indemnified Persons (whether arising before or after the Effective Time), (i) the D&O Indemnified Persons may retain the Company’s regularly engaged independent legal counsel or other counsel satisfactory to them and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Persons as promptly as statements therefor are received; provided that in connection with an Indemnifiable

D&O Claim involving multiple D&O Indemnified Persons the Company shall only be required to pay the reasonable fees and expenses of one counsel for all such D&O Indemnified Persons, except to the extent that conflicts of interest require the engagement of separate counsel for one or more of the D&O Indemnified Persons, and (ii) Parent and the Surviving Corporation shall assist in the vigorous defense of any such matter.  Any D&O Indemnified Person claiming indemnification under this Section 5.2(a), upon learning of any such Indemnifiable D&O Claim, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.2(a) except to the extent such failure prejudices such party’s position with respect to such claims) and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 8.104 of the TBOC, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b)           The Surviving Corporation shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.2(a), relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.2 or under any charter, bylaw or contract regardless of whether such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(c)           Parent shall, or shall cause the Surviving Corporation to, obtain directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies on terms not materially less favorable to such D&O Indemnified Persons than such existing insurance, which policies shall provide insurance coverage for six (6) years after the Closing Date with respect to the actions or omissions of the D&O Indemnified Persons prior to the Closing Date.  In the event that any Person is or would have been entitled to coverage under an officers’ and directors’ liability or fiduciary liability insurance policy pursuant to this Section 5.2 and such policy has lapsed, not been purchased, terminated or is otherwise in breach or default or affords lesser coverage than is required by this Section 5.2 as a result of the Company’s, Parent’s or the Surviving Corporation’s failure to maintain and fulfill its obligations pursuant to this Section 5.2 or for any other reason, Parent and the Surviving Corporation, jointly and severally, shall pay to such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to such policies.

(d)           Parent shall not, and shall cause the Surviving Corporation and the Retained Subsidiaries not to, amend, repeal, or otherwise modify their respective charters, bylaws or other organizational documents, or revoke any resolutions previously adopted by their boards or other governing bodies, in a manner that would eliminate the rights of any individuals who at the Closing were D&O Indemnified Persons to seek indemnification from the Surviving Corporation or the Retained Subsidiaries (as applicable) for claims asserted against such individuals by third Persons, other than Excluded D&O Claims.

(e)           The provisions of this Section 5.2 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

ARTICLE VI
OTHER COVENANTS

6.1          Governmental Consents.

(a)           Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 6.1(b), 6.1(c) and 6.1(d), and not this Section 6.1(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b)           Prior to execution of this Agreement, the parties have filed, or caused to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents.

(c)           Promptly following the execution of this Agreement, the parties shall file with all other appropriate Governmental Authorities the notifications and other information (if any) required to be filed under other applicable Antitrust Laws with respect to the transactions contemplated in the Transaction Documents.  The Company and Parent shall, furthermore, proceed to promptly prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.  Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the applicable Antitrust Laws.  Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Authority with whom a filing has been made pursuant to Antitrust Laws.

(d)           From the date of this Agreement through the date of termination of the required waiting period under any applicable Antitrust Laws, none of the Company, Parent or Merger Subsidiary shall take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.  Without limiting the preceding sentence, each of the parties will use their reasonable best efforts to certify substantial compliance with any second request for information made by the DOJ (“Second Request Certification”) and certify that the response to any Supplementary Information Request made by the Canadian Competition Bureau is correct and complete in all material respects (“SIR Certification”) by November 28, 2012, or such later date as Parent and Company may mutually agree upon in writing (the “Antitrust Certification Date”).

6.2          Bonus Plan.

(a)           Parent acknowledges that the Company may, as soon as practicable after the date hereof, but no later than fifteen (15) days prior to the Closing Date, put in place an employee bonus program on terms and conditions reasonably satisfactory to the Company (the “Bonus Plan”); provided, that the Bonus Plan shall contain a 280G Waiver in accordance with Section

6.8(b) hereof.  Subject to the foregoing proviso, the aggregate amount payable, timing of the Bonus Plan Participation Payments and other terms of the Bonus Plan shall be determined in the discretion of the Company, subject to approval by Parent (not to be unreasonably withheld, conditioned or delayed); provided, that no Bonus Plan Participation Payment shall be made later than twenty four (24) months following the Closing Date.  Parent acknowledges that the Company will, in its sole discretion, be entitled to designate the Persons entitled to participate in the Plan and the amounts payable to each participant.  Parent and the Company will coordinate with each other in a good faith effort to establish a structure which accomplishes the goal of rewarding the participants but without creating any adverse consequences to Parent.

(b)           Parent shall cause the Company to pay to each Bonus Plan Participant any and all amounts due and owed such Bonus Plan Participant pursuant to the Bonus Plan, less any withholding required by Applicable Laws.

(c)           Parent will from and after the Effective Time cause the Company to reserve and have available funds for the payment of the Bonus Plan Participation Payments as set forth in the Bonus Plan.

(d)           If any Bonus Plan Participant ceases to be a “qualified participant” under the Bonus Plan, then an amount equal to .64 times all amounts which would otherwise have been paid to the Bonus Plan Participant after the date the Bonus Plan Participant ceases to be a “qualified participant,” will be delivered by the Parent or the Company to the Representatives by wire transfer of immediately available funds within ten (10) days after the last Business Day of the quarter in which the participant ceases to be a “qualified participant.”

6.3          Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties.

(a)           Each of Parent and Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Retained Subsidiaries and its and their businesses and operations, and Parent and Merger Subsidiary have been furnished with or given full access to such information about the Company and the Retained Subsidiaries and its and their businesses and operations as they requested.  In connection with Parent’s and Merger Subsidiary’s investigation of the Company and the Retained Subsidiaries and its and their businesses and operations, Parent, Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and the Retained Subsidiaries and certain estimates, plans and budget information.  Parent and Merger Subsidiary acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Subsidiary are familiar with such uncertainties; and (iii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

(b)           Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, none of the Company, any Subsidiary of the Company, any Stockholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary agrees that none of the Company, any Subsidiary of the Company, any Stockholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

(i)            any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of the Retained Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates; or

(ii)           any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or the business, operations or affairs of the Company or any of its Subsidiaries, except as expressly covered by representations and warranties made by the Company and set forth in Section 3.1.

(c)           The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Subsidiary as expressly set forth in Section 3.2, none of Parent, Merger Subsidiary or any of their respective Affiliates or representatives makes or has made to any of the Company, any Subsidiary of the Company, any Stockholder, or any of their respective Affiliates or representatives any representation or warranty of any kind.

6.4          Waiver.  Parent hereby waives, and agrees to cause the Company and the Surviving Corporation to waive, any conflicts that may arise in connection with (a) Vinson & Elkins L.L.P. representing all or any of the Stockholders or the Representative following the Closing and (b) the communications by such counsel to the Stockholders or the Representative in connection with any such representation, any fact known to such counsel, including in connection with a dispute with Parent, the Company or the Surviving Corporation on or following the Closing.

6.5          Restructuring.  The Company shall complete the Restructuring immediately prior to the Effective Time in accordance with the terms and procedures described in Section 1.1(h) of the Company Disclosure Schedule or otherwise in a manner reasonably acceptable to Parent and shall have provided to Parent such evidence of the structure, terms and completion thereof as Parent shall reasonably request.  In connection with the Restructuring, the Company shall cause the Excluded Subsidiaries to (a) except for the Contracts and transactions specified in Section 1.1(h) of the Company Disclosure Schedule as expressly not being terminated, terminate each Contract and transaction between the Company or a Retained Subsidiary, on the one hand, and an Excluded Subsidiary, on the other hand, with no ongoing Liability or obligation of the Company or any Retained Subsidiary, and (b) enter into a written undertaking to indemnify, defend and hold the Surviving Corporation and the Retained Subsidiaries harmless for all Excluded Subsidiaries’ Legacy Liabilities and Restructuring Liabilities, to the extent any such Liabilities are not included in the Closing Adjustment Amount, in each case pursuant to documentation that is reasonably satisfactory to Parent and the Excluded Subsidiaries.

6.6          Employee Matters.

(a)           Prior to the Closing, neither the Company nor any Retained Subsidiary shall, and prior to the sixty-first (61st) day following the Closing Date, Parent and the Surviving Corporation shall not implement any plant closing, mass layoff or other termination of employees which, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees by the Company or the Retained Subsidiaries on or prior to the Closing Date), would create any obligations upon or liabilities for Parent, the Company or any Stockholders under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws.

(b)           For one (1) year following the Effective Time, if the Company or Parent terminates any employee of the Company or its Affiliates involved in the Business (“Business Employee”) without cause under the Company’s severance plan, Parent shall, or shall cause the Company to, provide to such employee the severance benefits to which such employee is entitled under the terms of such plan at the time of termination.  No severance shall be paid in connection with the termination of any employee listed on Section 1.1(c) of the Company Disclosure Schedule.

(c)           If Parent elects to move any of the Business Employees into Parent’s or its Affiliates’ (other than the Company or any Retained Subsidiary) Employee Benefit Plans (the “Parent Benefit Plans”), Parent shall and shall cause its Affiliates to recognize the period of employment of each Business Employee with the Company or the Retained Subsidiaries for purposes of determining any such Business Employee’s credited service for eligibility to participate in, and vesting under, all of Parent’s and its Affiliates’ plans, programs and policies in which such Business Employee is eligible (other than any equity or retiree medical or welfare plans), including determining the participation level of vacation pay, credited service for medical benefits and level of severance pay.  Further, upon moving a Business Employee into any Parent Benefit Plans, Parent shall, subject to the provisions and eligibility rules of Parent’s plans, (i) waive any pre-existing conditions to the extent such conditions would be waived for other plan participants with similar credited service, and (ii) credit the expenses of such Business Employees that were credited toward deductibles or out-of-pocket limits for each Company’s plan year up to the Effective Time under the applicable employee benefit plan of the Company or its Affiliates against satisfaction of any deductibles or out-of-pocket limits for the Parent’s plan year from the Closing Date under the applicable Parent Benefit Plan.

6.7          Tax Sharing Agreements.  The Company agrees to terminate, or cause to be terminated, at no cost to the Company or the Retained Subsidiaries, any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes involving the Company or any of the Retained Subsidiaries as of the day before the date of Closing provided under Section 8.1, and, on and after the Closing Date, neither the Company nor any of the Retained Subsidiaries shall be bound thereby or have any liability thereunder.

6.8          Stockholder Meeting.

(a)           Following execution of this Agreement, the Company shall duly take all lawful action required to call, give notice, convene and hold a special meeting of the Stockholders (the “Company Stockholders Meeting”) no later than December 12, 2012 (with notice of such meeting not being sent before November 6, 2012) for the purpose of obtaining the Company Stockholder Approval and will take all lawful action to solicit and obtain the Company Stockholder Approval.  The board of directors of the Company will, in such meeting notice, recommend adoption of this Agreement by the Stockholders to the effect as set forth in Section 3.1(d)(ii).  Parent shall have a reasonable right of prior review and comment with respect to any communications by the Company to the Stockholders in connection with the Company Stockholders Meeting, including proxy solicitation materials and disclosure and other materials related to Parent, Merger Subsidiary, the Merger and the other transactions contemplated by this

Agreement.  In connection with the issuance of the Parent Common Stock, the Company shall (on behalf of the Parent and without any responsibility for the contents thereof) distribute such disclosure materials to the Stockholders as provided by the Parent for delivery to the Stockholders, as instructed by Parent.

(b)           Additionally, the Company shall take all steps necessary in compliance with Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, including (x) executing or adopting, as applicable, a 280G Waiver (as defined below) with respect to each Potential Parachute Payment (or portion thereof) to be subjected to a Stockholder vote in connection with clause (z) hereof, (y) providing adequate disclosure to Stockholders and (z) conducting a vote of all Stockholders (within the meaning of Treasury Regulation Section 1.280G-1, Q/A-7(b)) so that in the event the Stockholder approval requirements of Section 280G(b)(5)(B)(i) of the Code are met in connection with such Stockholder vote, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting thereof and including but not limited to any amount payable under the Bonus Plan or any Change in Control Payment) as a result of the transactions contemplated hereby (whether alone or in combination with any other event) by any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company (each such amount, benefit or other entitlement, a “Potential Parachute Payment”) would be treated as an “excess parachute payment” (as defined in Section 280G(b) of the Code, and determined without regard to whether or not such Stockholder approval requirements are actually met in connection with such Stockholder vote).  In connection with the foregoing, (i) the determination of which payments may be deemed to constitute “parachute payments” (as defined in Section 280G(b) of the Code), (ii) the form of any agreement or provision in any Employee Benefit Plan or other agreement that (in order to satisfy the requirement under Treasury Regulation Section 1.280G-1, Q/A-7(b)(1)) irrevocably waives or conditions the right of a disqualified individual to receive or retain, all or any portion of any Potential Parachute Payment payable pursuant to such plan or agreement that, together with any other Potential Parachute Payments payable to such disqualified individual, equals or exceeds three (3) times such individual’s “base amount” (within the meaning of Treasury Regulation Section 1.280G-1, Q/A-34) (each such agreement or provision, a “280G Waiver”) and (iii) the disclosure and other circumstances of such Stockholder approval (including all documents to be delivered to the Stockholders) shall, in each case, be provided to Parent sufficiently in advance of the aforementioned Stockholder vote to allow for meaningful advance review and comment by Parent and shall be reasonably satisfactory to Parent.  Promptly after the Company Stockholders Meeting, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that the aforementioned Stockholder approval was solicited, and, if obtained, evidence of the same in a form reasonably satisfactory to Parent.  For the avoidance of doubt (as required by Treasury Regulation Section 1.280G-1, Q/A-7(b)(1)), the Company Stockholder Approval shall not be contingent or otherwise conditioned upon the Stockholder approval of any Potential Parachute Payments (or portions thereof) solicited pursuant to this Section 6.8(b).  For purposes of this Section 6.8(b), “Stockholder” means any Person who is a “shareholder” within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder.

6.9          Termination of Affiliate Contracts and Transactions.  Prior to the Closing, unless otherwise instructed by Parent in writing and except as provided in Schedule 6.9, the Company shall, and shall cause each Retained Subsidiary to, (a) terminate each Contract and transaction set forth in Company Disclosure Schedule 3.1(t), including the repayments of any loans to or from any Stockholder or any director, officer or employee of the Company or any Retained Subsidiary and (b) settle all intercompany accounts receivable and accounts payable (excluding ordinary course expense reimbursements and 401k loans) between the Company or any Retained Subsidiary, on one hand, and any Related Person or employee of the Company or a Retained Subsidiary, on the other hand, in each case pursuant to documentation reasonably satisfactory to Parent and with no ongoing Liability or obligation of the Company or any Retained Subsidiary.

6.10        Termination of Guarantees and Other Debt Obligations.  Prior to the Closing, the Company shall, and shall cause each Retained Subsidiary to, terminate and be fully released from any Liability under any guaranty of the indebtedness of another Person (other than the Company or a Retained Subsidiary), including any guaranty listed in Company Disclosure Schedule 3.1(q), in each case pursuant to documentation reasonably satisfactory to Parent. Additionally, prior to the Closing, the Company shall, and shall cause each Retained Subsidiary to, terminate and be fully released from any Liability under the Interest Rate Swap Agreement between the Company and Wells Fargo Bank, N.A., dated as of September 30, 2011, pursuant to documentation reasonably satisfactory to Parent.

6.11        Delivery of Certificates and Letters of Transmittal.  No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent the Certificates and Letters of Transmittal then in its possession.

6.12        Tax Returns; Restructuring Appraisals; Cooperation Agreement; Refunds.

(a)           Parent shall prepare and timely file (taking into account any applicable extensions), or shall be caused to be prepared and timely filed (taking into account any applicable extensions), any and all Tax Returns required to be filed by the Company or any Retained Subsidiary for a Pre-Closing Tax Period which are required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”), and each such Pre-Closing Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by Applicable Law or fact.  Parent shall utilize UHY Advisors TX, LLC to assist in the preparation of the Pre-Closing Tax Return which is the consolidated U.S. federal income tax return of the Company and its Subsidiaries for the Tax period ending on the Closing Date.  Parent shall provide a copy of each Pre-Closing Tax Return to the Representatives for the Representatives’ review and comment at least thirty (30) days prior to the due date (taking into account any applicable extension) of such Pre-Closing Tax Return.  Parent shall consider in good faith and shall incorporate any reasonable comments with respect to a Pre-Closing Tax Return provided in writing by the Representatives to Parent at least fifteen (15) days prior to the due date (taking into account any applicable extension) of such Pre-Closing Tax Return; provided that Parent shall not be required to make any changes that it determines in good faith are not more likely than not correct.

(b)           The parties hereto recognize that the Restructuring Tax Liability will be determined in part based upon the fair market value of the Company’s assets being distributed to its stockholders (the “Distributed Assets”) and the Company’s tax basis in the Distributed Assets.  The Company agrees that at least thirty (30) days before the Closing Date it will provide to Parent (i) appraisals of the fair market value of the Distributed Assets (the “Appraisals”) obtained from Tharpe & Company and Deloitte LLP (the “Appraisers”) and (ii) the U.S. federal income tax basis of the Distributed Assets.  The Company shall certify to Parent that the Appraisals include the fair market value of all the Distributed Assets.  Parent (or its representatives or advisors) shall be entitled to review the Appraisals to reasonably determine the accuracy of such Appraisals by confirming the accuracy and the factual and economic basis underlying the Appraisals with the Appraisers and shall be granted access to the Appraisers’ records with respect to the Appraisals.  Nothing in this paragraph is intended to limit or alter a Parent Indemnified Person’s ability to seek indemnity for any Restructuring Tax Liability pursuant to Section 10.1 in the event it is determined additional Taxes are due with respect to the Restructuring.

(c)           In connection with the Restructuring, the Company shall enter into a written agreement (in form and substance reasonably acceptable to Parent) with the parent entity to be distributed by the Company to the Stockholders in the Restructuring (“Spinco”) obligating Spinco (and its Affiliates) to cooperate fully with the Company (and its Affiliates), and to provide the Company (and its Affiliates) with such assistance as the Company may reasonably request, in connection with the preparation of any Pre-Closing Tax Return or in connection with any audit, investigation, or other examination by a Governmental Authority or any judicial or administrative proceeding relating to Taxes of the Company or the Retained Subsidiaries or Taxes for which the Company or the Retained Subsidiaries may be liable.

(d)           Any Refundable Taxes that are received by (or reduce the Tax Liability of) Parent, the Company, any Retained Subsidiary or any of their respective Affiliates after the Closing Date shall be for the account of the Stockholders.  Parent shall pay, or cause the Company or a Retained Subsidiary to pay, any such Refundable Taxes to the Representatives within thirty (30) days after any such Refundable Taxes are received (or used to reduce Tax Liability).

6.13        Inventory Count. At Parent’s request, the Company shall permit Parent or its representatives to conduct a physical inventory count within the thirty (30) day period preceding the anticipated Closing Date at (a) any facility of the Company or any Retained Subsidiary that, based on the Company’s or the Retained Subsidiaries’ records, maintains $5,000,000 or more of inventory, and (b) if the facilities described in clause (a) do not represent in the aggregate seventy percent (70%) of the inventory of the Company and its Retained Subsidiaries, at such additional facilities of the Company and the Retained Subsidiaries mutually identified by the parties, such that the physical inventory counts cover facilities that maintain in the aggregate seventy percent (70%) of the inventory of the Company and the Retained Subsidiaries.  Any physical inventory count conducted by Parent or its representatives shall be conducted in accordance with customary industry standards and in a manner reasonably acceptable to the Company, may be observed by representatives of the Company, and the results of such physical inventory count shall be used to prepare the Closing Balance Sheet and determine the Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as applicable, and to prepare the Final Balance Sheet and determine the Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation.  The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Approvals by Governmental Authorities.  (i) All Consents of Governmental Authority necessary (excluding Consents relating to use, occupancy, Taxes, environmental and similar matters) for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made under all applicable Antitrust Laws and (ii) the applicable waiting periods under the HSR Act and the filing made pursuant to the applicable antitrust laws of the United Kingdom shall have expired or terminated.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c)           No Action.  No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2          Conditions to Obligation of Parent and Merger Subsidiary.  The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in Section 3.1 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, without regard to any Company Material Adverse Effect qualifiers, materiality qualifiers or similar qualifiers contained in such representations and warranties; provided, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered.

(d)           Third Party Consents.  The Company shall have received all material third party consents as listed on Schedule 7.2(d), in form and substance as Parent shall reasonably have requested.

(e)           Stockholder Vote; Dissenters’ Rights.  The holders of at least ninety percent (90%) in the aggregate of the total number of Outstanding Common Shares shall have voted in favor of the Merger, and the aggregate number of Dissenting Shares the holders of which have perfected their appraisal rights pursuant to Subchapter H of Chapter 10 of the TBOC shall not exceed five percent (5%) of the total number of the Outstanding Common Shares.

(f)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.3          Conditions to Obligations of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Subsidiary set forth in Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, without regard to any Parent Material Adverse Effect qualifiers, materiality qualifiers or similar qualifiers contained in such representations and warranties; provided, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)           Shelf Registration Statement.  At the Closing, the Parent shall have filed and there shall be effective a shelf registration statement pursuant to which the Stockholders can immediately sell (subject to the right of Parent under the Registration Rights Agreement to suspend the Stockholders’ right to sell) shares of Parent common stock received in the Merger.

(d)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 8.2(a) of this Agreement shall have been delivered.

(e)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

ARTICLE VIII
CLOSING

8.1          Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., not later than one Business Day after termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act, at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, unless another date, time or place is mutually agreed to in writing by Parent and the Company.  If any of the conditions set forth in Article VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second (2nd) Business Day after the conditions set forth in Article VII have been so satisfied or waived and the Termination Date).

8.2          Actions to Occur at Closing.

(a)           At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)            Closing Payments.  To the payees identified in Section 2.9(a), by wire transfers of immediately available funds, the payments required to be made by Parent under Section 2.9(a);

(ii)           Certificates.  The certificates described in Sections 7.3(a) and 7.3(b);

(iii)          Escrow Agreement.  The Escrow Agreement, duly executed by Parent;

(iv)          Registration Rights Agreement.  The Registration Rights Agreement, duly executed by Parent; and

(v)           Other Deliveries.  Such other certificates, instruments and other Closing deliveries as are required by this Agreement.

(b)           At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i)            Certificate.  The certificates described in Sections 7.2(a) and 7.2(b);

(ii)           Escrow Agreement.  The Escrow Agreement, duly executed by the Representative;

(iii)          Registration Rights Agreement.  The Registration Rights Agreement, duly executed by the Representative;

(iv)          Closing Capitalization Schedule.  A spreadsheet setting forth (A) each Stockholder and the number of Outstanding Common Shares held of record by each Stockholder as of the Closing Date; (B) the Applicable Percentage of each Stockholder as of the Closing Date; (C) the Closing Cash Consideration and Closing Stock Consideration to be delivered to each Stockholder pursuant to Section 2.9(b)(i); and (D) each Stockholder’s Applicable Percentage of the Escrowed Stock Consideration;

(v)           FIRPTA Documentation.  A statement issued by the Company in substantially the form attached as Exhibit E, dated as of the Closing Date and executed by the Company in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3), certifying that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code, and a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached as Exhibit F, dated as of the Closing Date and executed by the Company (the “IRS Notice”), together with written authorization for Parent to deliver such IRS Notice to the Internal Revenue Service on behalf of the Company after the Closing;

(vi)          Releases and Waivers.  A Release and Waiver, in substantially the form attached as Exhibit G-1, executed by each person listed on Exhibit G-2 (the “Release and Waivers”);

(vii)         Non-Competition Agreement. A Non-Competition Agreement, in substantially the form attached as Exhibit H, executed by Johnny Johnson and Steven J. Lindley (the “Non-Competition Agreements”); and

(viii)        Other Deliveries.  Such other certificates, instruments and other Closing deliveries as are required by this Agreement.

(c)           Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Texas.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if there shall have been any material breach by the other party (which, in the case of the right of termination by the Company, shall also include any breach by Merger Subsidiary) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to 5:00 p.m. on the date that is twenty (20) days following receipt by the breaching party of written notice of such breach (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Parent’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement); or

(ii)           if the Closing shall not have occurred on or before 5:00 p.m. on April 15, 2013 (the “Termination Date”); provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2          Effect of Termination.

(a)           In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (i) Article I, this Article IX and Article XI shall survive such termination and (ii) no such termination shall relieve any party from liability for breach of any term or provision hereof.

(b)           If this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(ii) due to the inability to obtain any required approval under any applicable Antitrust Law, then, (i) so long as the inability to obtain such required approval was not due to a breach of this Agreement by the Company and (ii) as of April 15, 2013, all conditions in Section 7.2 (other than Section 7.2(c) but which shall be capable of satisfaction at such time) were satisfied, Parent shall be obligated to and shall pay to the Company a fee in the amount equal to $100,000,000 by wire transfer of same-day funds on the second (2nd) Business Day following the date of such termination of this Agreement, which shall be the sole and exclusive remedy of the Company, the Stockholders and their respective Affiliates against Parent, Merger Subsidiary and their respective Affiliates as a result of such termination or otherwise relating to this Agreement or the transactions contemplated hereby (whether framed in tort, contract or otherwise).

9.3          Return of Information.  Within ten (10) Business Days following termination of this Agreement in accordance with Section 9.1, Parent shall, and shall cause Merger Subsidiary and their respective Affiliates and representatives to, return to the Company, or destroy, all Information (as defined in the Confidentiality Agreement) furnished or made available to Parent and Merger Subsidiary and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Subsidiary or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Information.  Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 9.3.

ARTICLE X
INDEMNIFICATION

10.1        Indemnification of Parent.

(a)           Subject to the provisions of this Article X, after the Effective Time, the Escrow Fund shall be available (in accordance with the terms set forth in the Escrow Agreement) to indemnify, defend and hold harmless Parent, the Surviving Corporation, and their respective Affiliates and any stockholders, officers, directors, employees, agents or representatives thereof (each a “Parent Indemnified Person”) from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, penalties, assessments and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs (hereinafter collectively referred to as “Damages”), arising out of or resulting from:

(i)            (A) a failure to be true and correct as of the date of this Agreement and as of the Effective Time of any representation or warranty made by the Company in Section 3.1 of this Agreement; or (B) a failure to be true and correct as of the Effective Time of any representation or warranty made by the Company in Section 3.1 of this Agreement that was true and correct as of the date of this Agreement;

(ii)           any nonfulfillment or breach by the Company of any covenant or agreement made by the Company under this Agreement that is required to be performed by the Company prior to the Closing;

(iii)          any claims by Stockholders relating to the appointment by the Stockholders of the Representatives, any dispute regarding the authority of the Representatives to bind or represent any Stockholder as provided in Article XII or the exercise of the authority of the Representatives;

(iv)          any claim made by any Stockholder (other than a Stockholder who delivers a completed and duly executed Letter of Transmittal) in its capacity as a Stockholder of the Company against Parent, the Company, any Retained Subsidiary, any Excluded Subsidiary, Merger Subsidiary or the Surviving Corporation (other than pursuant to Section 10.2) with respect to the Merger Consideration, this Agreement, the Merger and the other transactions contemplated hereby and thereby, and the pre-Closing operation and ownership of the Company and its Subsidiaries, excluding, however, claims made against the Company pursuant to the exercise by any Stockholder of appraisal rights under Subchapter H of Chapter 10 of the TBOC;

(v)           any Restructuring Liability;

(vi)          any Excluded Subsidiaries’ Legacy Liabilities;

(vii)         any and all (A) Taxes of, or attributable to, the Company or any of its Subsidiaries for any Pre-Closing Tax Period, and (B) Taxes for which the Company or any of its Subsidiaries becomes liable by reason of (1) being a member of an affiliated, combined, consolidated, or unitary group at any time prior to the Closing, including under Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local or foreign Tax law, (2) being a successor-in-interest or transferee of any other Person as a result of an event or transaction occurring prior to Closing, or (3) having an express or implied obligation to indemnify any other Person under any Tax sharing agreement, Tax allocation agreement, Tax indemnity, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes that was executed or in effect at any time prior to Closing; provided, in the case of (A) and (B), only if and to the extent such Taxes are in excess of the amount included for such Taxes in the calculation of Closing Tax Accrual Amount.

(viii)        any obligation of the Company or any of its Subsidiaries to pay fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company or any of its Subsidiaries is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement; or

(ix)           any claim or allegation with respect to any of the foregoing.

(b)           For the avoidance of doubt, no Parent Indemnified Person will be entitled to be indemnified pursuant to this Section 10.1 for any amount of Damages for any event or occurrence to the extent such amount for such event or occurrence is specifically (or, in the case of Damages relating to Taxes, such Taxes are) reflected in the finally determined Closing Debt, Closing Tax Accrual Amount, Outstanding Company Transaction Costs or Closing Working Capital Deficiency.

(c)           The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)            In the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii)           In the case of any Tax that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 10.1(c)(i), the amount any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period of such Straddle Period and the remainder of such Straddle Period in proportion to the number of days in the Pre-Closing Tax Period of such Straddle Period and the number of days in the remainder of such Straddle Period.

10.2        Indemnification of Stockholders.  Subject to the provisions of this Article X, Parent agrees that, after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless the Stockholders (the “Seller Indemnified Persons”) from and against any and all Damages arising out of or resulting from:

(a)           any nonfulfillment or breach by Parent or Merger Subsidiary of any covenant or agreement under this Agreement made by Parent or Merger Subsidiary;

(b)           any nonfulfillment or breach by the Surviving Corporation of any covenant or agreement of the Company under this Agreement that is required to be performed by the Surviving Corporation after the Closing;

(c)           any obligation of Parent or Merger Subsidiary to pay fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Parent or Merger Subsidiary is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement; or

(d)           any claim or allegation with respect to any of the foregoing.

10.3        Limitations.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Persons will not be entitled to be indemnified for, and the Stockholders will not be obligated to indemnify, defend and hold harmless the Parent Indemnified Persons from and against Damages pursuant to Section 10.1 other than from the Escrow Fund.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Persons will not be entitled to be indemnified for, and the Company Stockholders will not be obligated to indemnify, defend and hold harmless the Parent Indemnified Persons from and against, Damages (i) pursuant to Section 10.1(a)(i) unless and until (A) the amount of such Damages for any single event or occurrence or any aggregated claims arising out of the same or related facts, events or circumstances exceeds $100,000 (the “Per Claim Threshold”), and (B) the aggregate Damages so determined to be due for which the Parent Indemnified Persons seek or have sought indemnification hereunder exceeds a cumulative aggregate of $20,000,000 (the “Basket”), in which event the Parent Indemnified Persons shall, subject to the other limitations herein, be indemnified for the full amount of such Damages from the first dollar without regard to the Basket, and (ii) pursuant to Section 10.1(a)(i)(B) unless and until the aggregate Damages so determined to be due for which the Parent Indemnified Persons seek or have sought indemnification under Section 10.1(a)(i)(B) exceed a cumulative aggregate of $2,000,000 (the “Special Deductible”), and then only for amounts in excess of such Special Deductible, which Damages applied toward satisfaction of the Special Deductible shall not be applied toward satisfaction of the Basket; provided, however, that that the limitations contained in this Section 10.3(b) shall not apply to Damages resulting from any breach of the Company Fundamental Representations.  For purposes of determining whether product warranty claims reach the Per Claim Threshold, the parties acknowledge and agree that product warranty and product liability claims will be considered on a contract-by-contract basis and not aggregated across contracts; provided that product warranty and product liability claims that arise out of the same set of facts or the same or similar events, circumstances or occurrences (such as a product not meeting contractual specifications that is sold to multiple customers) shall be aggregated and treated as a single claim for purposes of determining whether the Per Claim Threshold has been reached or exceeded.

(c)           Any claim for indemnification made by an Indemnified Person under Section 10.1(a) or Section 10.2 must be raised in a Notice of Claim pursuant to Section 10.4(a) no later than the applicable Expiration Date and, if so raised by such date, such claim shall survive the applicable Expiration Date until final resolution thereof.

(d)           The amount to which an Indemnified Person may become entitled under this Article X shall be net of any actual recovery (whether by way of payment, discount or credit received from a third party (including any insurer)) less any cost associated with receiving such recovery, but, without limiting this Section 10.3(d), an Indemnified Person shall not be required to seek or collect such recoveries prior to being entitled to indemnification hereunder, but, if any indemnity is paid before the Indemnified Person receives any such recovery, then the Indemnified Person will promptly remit to the Surviving Corporation or Representative, as applicable, the portion of the indemnity to which it would not have been entitled if it had received such recovery prior to the payment of such indemnity.

(e)           Except with respect to the representation in Section 3.1(g)(ii), when determining whether a representation or warranty contained herein has been breached for purposes of Section 10.1 or Section 10.2 and the amount of Damages arising out of or resulting from such breach, any Material Adverse Effect qualifier, materiality qualifier, or similar qualifier, contained in such representation or warranty (except for reference to Material Contracts) will be disregarded.

(f)            An Indemnitee’s knowledge before the Effective Time of the breach of any representation or warranty or of the failure to comply with or satisfy any covenant, condition or agreement for which such Indemnitee is entitled to indemnification under this Article X shall not affect such Indemnitee’s right to indemnification under this Article X.

(g)           Each Indemnitee shall be responsible for taking or causing to be taken all commercially reasonable steps, as it may determine, to mitigate its Damages upon and after becoming aware of any event that would reasonably be expected to give rise to Damages that may be indemnifiable under this Article X.

(h)           Notwithstanding the foregoing, nothing herein is intended to limit a party’s right to recovery for Fraud committed by the other party.

(i)            No Parent Indemnified Person may assert a claim for indemnification hereunder with respect to Damages resulting from or arising out of, or attributable to, the coming into force of, or the change in, any applicable Environmental Law (including any new or modified cleanup standard or requirement for remedial work), on or after the Effective Time, but only to the extent of any Liability that did not exist under applicable Environmental Laws as in effect at the Effective Time.

(j)            No Parent Indemnified Person may assert a claim for indemnification hereunder to the extent the Damages result from or arise out of, or are attributable to (i) any soil, ground water, surface water or soil sampling, surveys, investigations, explorations, laboratory analysis or testing which any Parent Indemnified Person voluntarily undertakes after the Effective Time, excluding any such sampling, surveys, investigations, explorations, laboratory analysis or testing that are required by any Environmental Law (including any self-reporting obligation) or the unsolicited direction of any Governmental Authority, or (ii) environmental liabilities discovered by a Governmental Authority as a proximate result of an officer, employee or representative of Parent or Parent’s Affiliates’ voluntary notifications to, or voluntary communications or interactions with such Governmental Authority on or after the Effective Time other than notices or reports that are required to be made under applicable Environmental Laws (including any self-reporting obligations); provided, however, that the foregoing limitations in this Section 10.3(j) shall not prevent or limit a claim for indemnification hereunder to the extent that the sampling, survey, investigation, exploration, analysis, testing, notification, communication or interaction was based upon (A) Parent’s reasonable interpretation of a recommendation or indication of non-compliance with Environmental Laws contained or described in an ERM Report, (B) Parent’s reasonable conclusion that the known facts, circumstances and available evidence indicate that a violation of Environmental Laws is reasonably likely to exist or (C) Parent’s, the Company’s or any Retained Subsidiary’s discovery of a potential non-compliance with Environmental Laws while engaged in activities in the ordinary course of its business.

(k)           Without limitation of the obligation of the Parent Indemnified Persons to minimize Damages subject to indemnification pursuant to this Agreement and subject to the other limitations on indemnification obligations set forth in this Section 10.3, the Parent Indemnified Persons’ right to indemnification for Damages arising from any breach of the Company’s representations and warranties in Section 3.1(o) of this Agreement (relating to Environmental Matters) shall be limited with respect to remediation costs to only include costs for commercially reasonable, cost-effective remedies (including consideration of risk-based standards) that would be employed by a reasonably prudent operator acting without the benefit of indemnity.

(l)            Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Persons shall be entitled to be indemnified pursuant to Section 10.1(a)(i) for environmental matters disclosed on the date of this Agreement on Section 3.1(o) of the Company Disclosure Schedule (Environmental Matters) to the extent the amount of such Damages exceeds a cumulative aggregate of $10,000,000 (the “Environmental Deductible”), and then only for amounts in excess of such Environmental Deductible, provided that Damages for environmental matters disclosed on Section 3.1(o) of the Company Disclosure Schedule in excess of the Environmental Deductible shall be applied toward satisfaction of the Basket in Section 10.3(b) and otherwise be indemnified in accordance with Section 10.1(a)(i).

(m)          Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Persons shall be entitled to be reimbursed out of the Escrow Fund for costs actually incurred and paid by the Company on or before the two (2) year anniversary of the Closing with respect to matters disclosed on the date of this Agreement on Section 3.1(u)(ii) of the Company Disclosure Schedule (Corruption and Proceeds of Crime) to the extent the amount of such costs exceeds a cumulative aggregate amount of $500,000 (the “Compliance Deductible”), and then only for amounts in excess of such Compliance Deductible, provided that such costs in excess of the Compliance Deductible shall first be applied against the Basket in Section 10.3(b), and only after the amount of the Basket is reached will the Parent Indemnified Person be entitled to reimbursement for such costs in excess of the Compliance Deductible out of the Escrow Fund.  Parent Indemnified Persons shall have no right to indemnification under this Section 10.3(m) or otherwise with respect to the matters disclosed on Section 3.1(u)(ii) of the Company Disclosure Schedule except for reimbursement of costs out of the Escrow Fund in accordance with this Section 10.3(m).

10.4        Notice of Claim.

(a)           As used herein the term “Claim” means a claim for indemnification by any Parent Indemnified Person or any Seller Indemnified Person (acting solely through the Representative), as the case may be, for Damages under this Article X (such Person making a Claim, an “Indemnitee”).  An Indemnitee may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person or Seller Indemnified Person, as applicable, pursuant to written notice of such Claim executed by an officer or authorized Person of Parent (in the case of a Claim by an Parent Indemnified Person) or the Representative (in the case of a Claim by a Seller Indemnified Person) (in either case, a “Notice of Claim”), and delivered to the other of them (such receiving party, the “Indemnitor”), after such Indemnitee becomes aware of the existence of any potential Claim by such Indemnitee for indemnification under this Article X but in any event before the applicable Expiration Date, if any, arising out of or resulting from:

(i)            any item indemnified pursuant to the terms of Section 10.1 or 10.2; or

(ii)           the assertion, in writing, against any Indemnitee of a claim or Proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that arises out of or results from any item indemnified pursuant to the terms of Section 10.1 or 10.2.

(b)           Each Notice of Claim by an Indemnitee shall contain a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnitee’s good faith belief thereof, including the identity of any third-party claimant and, if reasonably estimable, the amount of such Damages.  Following delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint it shall receive from any third party and, reasonably promptly after such information becomes available to it, the amount of Damages, the date each such item was incurred or paid, the basis for such liability and the specific nature of the breach to which such item is related.

10.5        Defense of Third-Party Claims.

(a)           Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right, but not the obligation, to elect to defend any Third-Party Claim, and, as provided by Section 10.7, the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor.

(b)           The Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided, that, so long as such notice is given on or prior to the applicable Expiration Date, the failure to timely give the Notice of Claim shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor (or the Stockholders, in the case of a Notice of Claim by an Parent Indemnified Person) is actually prejudiced thereby through the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such Third-Party Claim.  The Indemnitor shall be entitled to assume the defense thereof, including to settle such Third-Party Claim subject to the requirements of Section 10.5(d), utilizing legal counsel reasonably acceptable to the Indemnitee.

(c)           If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) notify Indemnitee within 20 days of receipt of the Notice of Claim that it will defend such Third-Party Claim; (ii) conduct the defense of such Third-Party Claim with reasonable diligence and act affirmatively to keep the Indemnitee reasonably informed of material developments in the Third-Party Claim at all stages thereof; (iii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iv) promptly respond to all reasonable requests by Indemnitee relating thereto and otherwise permit the Indemnitee and its counsel to participate in, but not control, the conduct of the defense thereof; and (v) to the extent practicable in the circumstances, permit the Indemnitee and its counsel an opportunity to review and comment upon all legal papers to be submitted prior to their submission.  Parent and the Representative will make available to each other and each other’s counsel and accountants, without charge (other than any applicable third-party costs), all of its or their books and records (or portions thereof) relating to the Third-Party Claim, and each Party will render to the other Party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other Party in connection therewith, with any expenses of Indemnitee with respect thereto being included in Indemnitee’s Damages.  The Indemnitor and the Indemnitee shall use their reasonable best efforts, at the sole cost and expense of Indemnitor, to avoid production of confidential information (consistent with applicable law and subject to a Party’s right to waive its own privilege), and seek to cause all communications among employees, counsel and others representing any Party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.  Once the Indemnitor has made the election to defend as set forth above, the Indemnitee shall have the right to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense; provided, that if (i) the Indemnitee shall have been advised by counsel in writing that there are legal defenses available to the Indemnitee that are not available to, or in conflict with, those of the Indemnitor, (ii) the Indemnitor shall authorize the Indemnitee in writing to employ separate counsel at the Indemnitor’s expense or (iii) the Indemnitor is not actively and reasonably diligently defending such Third Party Claim with legal counsel reasonably acceptable to Indemnitee, then the expenses of such separate counsel shall be considered Damages.  The assumption of the defense of any such Third-Party Claim by the Indemnitor shall be an acknowledgement of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such Claim hereunder.  If the Indemnitor declines or fails to assume the defense of the Third-Party Claim on the terms provided above, in any case within 20 days after receipt of a Notice of Claim, the Indemnitee shall have the right to undertake the defense of such Claim with counsel of its own choosing and the reasonable attorneys’ fees and expenses incurred by the Indemnitee for such counsel will be included in the Indemnitee’s Damages; provided, however, that no such compromise or settlement shall be binding on the issue of whether, or the extent to which, the Indemnitee may be entitled to indemnification hereunder.

(d)           If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall not have the right to enter into any settlement of a Third-Party Claim on the Indemnitee’s behalf without the consent of the Indemnitee, unless (i) in the case of a Claim by an Parent Indemnified Person, the amount to be paid by the Indemnitee as a result of such settlement does not exceed the Escrow Fund (after taking into account any other outstanding Claims), (ii) such settlement does not involve any finding or admission suggesting any violation of law or other wrongdoing or any injunctive or other form of non-monetary relief binding upon the Indemnitee or any of its Affiliates, officers, directors and agents, other than reasonable confidentiality obligations related to the terms of such settlement, and (iii) such settlement expressly and unconditionally releases the Indemnitee and its Affiliates and such other Persons from all liabilities and obligations with respect to such Claim, and includes the giving by the claimant to the Indemnitee of a release in respect thereof, in form and substance reasonably satisfactory to the Indemnitee, of any further liability, at law, in equity or otherwise.  Notwithstanding the foregoing, the Indemnitor shall not have the right to compromise or enter into settlement with respect to any Third-Party Claim pertaining to Taxes if such compromise or settlement could adversely affect a Tax position of the Indemnitee (or any Affiliate of the Indemnitee) without the consent of the Indemnitee.

10.6        Resolution of Notice of Claim.  Each Notice of Claim given by an Indemnitee, other than with respect to Third-Party Claims resolved in accordance with Section 10.6, shall be resolved as follows:

(a)           Admitted Claims.  If, within 20 Business Days after a Notice of Claim is delivered to the Indemnitor, the Indemnitor agrees in writing (i) that liability for such Claim is indemnified under this Article X and (ii) to the full amount of the Damages specified in the Notice of Claim, the Indemnitor (on behalf of the Stockholders if the Representative is the Indemnitor) shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of Damages specified in the Notice of Claim.

(b)           Contested Claims.  If the Indemnitor does not so agree in writing to such Notice of Claim or gives the other Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20 Business Day period specified in Section 10.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Representative or (ii) in the absence of such a written settlement agreement, by a Proceeding brought in a court designated in Section 11.18.  The resolution of any Contested Claim pursuant to this Section 10.6(b) is referred to as a “Final Award.”

(c)           Payment to Parent.  If any Parent Indemnified Person is entitled to the recovery of Damages pursuant to any Claim that is agreed to pursuant to Section 10.6(a), or a Contested Claim that is finally resolved pursuant to Section 10.6(b), Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent directing that the Escrow Agent disburse from the Escrow Fund shares or cash (as directed by Parent and reflected in the joint written instruction) in an amount necessary to satisfy the Damages arising out of or resulting from such Claim or such Contested Claim as so determined.

10.7        Survival of Covenants, Representations and Warranties.

(a)           All representations and warranties of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, shall survive the Closing, remain operative and in full force and effect until that date which is the earliest of (i) the termination of this Agreement in accordance with Article X and (ii) April 30, 2014; provided that the Company Fundamental Representations and the representations and warranties in Sections 3.1(h) (Compliance with Laws), 3.1(o) (Environmental Matters), 3.1(p) (Taxes), 3.1(u) (Corruption and Proceeds of Crime) and 3.1(v) (Trade Controls and U.S. Sanctions) will survive the Closing for twenty-four (24) months after the Closing Date.

(b)           All representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall terminate at the Closing.

(c)           All covenants of the Parties to be performed following the Closing shall survive the Closing without time limit until performed except as may otherwise be expressly provided herein. The applicable date on which a representation, warranty, covenant or indemnity terminates, expires or otherwise ceases to be operative and in full force and effect, as provided in this Section 10.7, is referred to in this Agreement as the “Expiration Date.”

10.8        Exclusive Remedy; Non-Recourse.

(a)           Except as set forth in Section 2.11 and except for claims arising out of Fraud, after the Effective Time, the indemnification rights in this Article X are and shall be the sole and exclusive remedies of the Parent Indemnified Persons and the Seller Indemnified Persons with respect to this Agreement and the transactions contemplated hereby.

(b)           Each of the Parties, for itself, its successors and assigns (including the Surviving Corporation), acknowledges and agrees that they shall have no recourse for or on account of any matter, cause, claim or thing of or relating to this Agreement or the Merger or other transactions contemplated hereby, except to the extent permitted under this Article X.  From and after the Effective Time, each Party, for itself, its successors and assigns hereby waives and releases any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), other than claims or causes of action arising out of Fraud.

(c)           Notwithstanding the foregoing, the provisions of this Section 10.8 shall not apply to any claims by Parent or the Surviving Corporation under the Non-Competition Agreements or to any action or claim by any Party for specific performance or injunctive relief with respect to any failure by any other Party to perform any of its covenants or agreements under this Agreement, or any claims or causes of actions for Fraud.

(d)           This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.9        Other Limitations.

(a)           NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES, AND THE RECOVERY BY A PARTY OR INDEMNITEE OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL, EXCEPT IN THE CASE OF FRAUD, BE LIMITED TO ACTUAL DAMAGES, INCLUDING DAMAGES DIRECTLY ARISING FROM SUCH BREACH OR NONFULFILLMENT BUT NOT DAMAGES INDIRECTLY

ARISING FROM SUCH BREACH OR NONFULFILLMENT, AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, SPECULATIVE, REMOTE, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY A PARTY OR INDEMNITEE.

(b)           For purposes of the foregoing, damages may include indirect, speculative, remote, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate of a Party, and (ii) such damages are recovered against an Indemnitee by a Person that is a third Party who is not an Affiliate of a Party.  This Section 10.9 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder.

ARTICLE XI
GENERAL PROVISIONS

11.1        Reasonable Efforts; Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

11.2        Amendment and Modification.  This Agreement may be amended by the parties hereto, provided that no amendment shall be made which by Applicable Law requires further approval by a party’s stockholders without such further approval.

11.3        Waiver of Compliance.  Any failure of Parent, on the one hand, or the Company (prior to Closing) to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 11.6), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.4        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.5        Expenses and Obligations.

(a)           Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

(b)           If the transaction closes after December 31, 2012, then (i) so long as (A) the inability to close was not due to a breach of this Agreement by the Company and (B) either (1) the Company made the Second Request Certification and the SIR Certification on or prior to the Antitrust Certification Date or (2) Parent did not make the Second Request Certification and SIR Certification on or prior to the Antitrust Certification Date and (ii) as of December 31, 2012, all conditions in Section 7.2 (other than Section 7.2(c) but which shall be capable of satisfaction at such time) were satisfied, Parent will pay to the Representative (on behalf of the Stockholders) 50% of the incremental tax burden imposed on such Stockholders (the “Incremental Tax Burden”) in connection with this transaction, as a result of post-December 31 increases in applicable gains or investment taxes, including increases in capital gains rates and Health Care Act-related increases, which become effective after December 31, 2012.  The Incremental Tax Burden applicable to each Stockholder shall be calculated as the increased tax rates multiplied by the value of the Closing Cash Consideration, Closing Stock Consideration and Escrowed Stock Consideration, as adjusted by the terms of the Agreement, received by such Stockholder pursuant to or in consideration of the Merger.  Such payments, if required, will be paid on or before January 31, 2014, based on tax rates for 2013 as in effect on January 1, 2014.  Parent’s aggregate payment obligation under this Section 11.5(b) shall be capped at $100,000,000.

11.6        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, from and after the Closing, as may be applicable, each of Article II, Sections 3.2(h), 5.1, 5.2 and 6.6, Article X, this Article XI and Article XII are made for the benefit of (a) the Stockholders, (b) the Representative and (c) any of the Company’s and/or its Subsidiaries’ (i) directors and officers, (ii) former directors and officers, and (iii) employees.  From and after the Closing, all of the Persons identified in clauses (a) and (b) in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

11.7        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Parent, to:

Ecolab Inc.

370 Wabash Street North

St. Paul, Minnesota 55102-1390

Attention:  General Counsel

Facsimile:  651-293-2573

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney Street, Suite 5100

Houston, Texas 77010

Attention:  Gene G. Lewis

Facsimile:  713-651-5246

(b)           If to the Company, to:

Permian Mud Service, Inc.
3200 Southwest Freeway
Suite 2700
Houston, Texas 77027
Attention:  Steven J. Lindley, President
Facsimile:  713-627-0161

with copies (which shall not constitute notice) to:

Permian Mud Service, Inc.

3200 Southwest Freeway

Suite 2700

Houston, Texas 77027

Attention: Deborah Culver

Facsimile:  713-623-6992

Permian Mud Service, Inc.

3200 Southwest Freeway

Suite 2700

Houston, Texas 77027

Attention: Dwight Vorpahl

Facsimile:  713-623-6992

and

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002

Attention: Christopher S. Collins

Facsimile:  713-615-5883

(c)           If to the Representatives, to:

John W. Johnson

Steven J. Lindley

J. Loren Ross

3200 Southwest Freeway

Houston, Texas 77027

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.8        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.9        Company Disclosure Schedule.  The Company shall have the right to amend or supplement the Company Disclosure Schedule prior to the Closing (but no later than the second (2nd) Business Day prior to the Closing Date) to reflect any occurrences of which the Company becomes aware of or which arose after the date of this Agreement and to add Material Contracts which are entered into between signing and Closing.  Such amendments and supplements shall be for informational purposes only and shall not be deemed to amend, supplement or modify the Company Disclosure Schedule for purposes of the conditions to Closing in Article VII, the termination provisions in Article IX or the indemnification provisions in Article X hereof (provided that the Special Deductible shall apply in accordance with the terms of Section 10.3).

11.10      Time.  Time is of the essence in each and every provision of this Agreement.

11.11      Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.  There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

11.12      Public Announcements.  No party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent, the Company and the Representative, except that any party may make any disclosures it determines in good faith are required by Applicable Law or required or advisable under applicable federal securities laws and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.

11.13      Attorneys’ Fees.  In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, a party that prevails on all its claims shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.14      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.  Any assignment in violation of the foregoing shall be null and void.

11.15      Rules of Construction.

(a)           Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)           The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company or Parent, as the case may be.  The headings, if any, of the individual sections of each of the Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is readily apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)           All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  The word “or” means “and/or.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Austin, Texas time.

(e)           Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.

(f)            For purposes of the provisions of this Agreement, a document or other instrument shall be deemed to have been “provided,” “furnished,” “delivered” or “made available” to Parent and Merger Subsidiary only when such document or other instrument has been uploaded onto the Data Room prior to October 9, 2012 in a manner fully readable by Parent and not removed prior to the execution of this Agreement.

11.16      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

11.17      WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.18      Consent to Jurisdiction; Venue.

(a)           The parties hereto submit to the personal jurisdiction of the Federal courts of the United States sitting in Harris County and any appellate court from any such Federal court and, in the absence of subject matter jurisdiction of such courts, to the personal jurisdiction of the courts of the State of Texas sitting in Harris County and any appellate court from any such state court.  The parties hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Federal court or, to the extent provided in the preceding sentence, Texas state court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Travis County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

ARTICLE XII
THE REPRESENTATIVE

12.1        Authorization of the Representatives.

(a)           The Representatives have entered into this Agreement solely to acknowledge their agreement to serve as representatives of the stockholders for the limited purpose set forth herein.  The Representatives will act as the agents of the Stockholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other

Transaction Documents, and in connection with the activities to be performed on behalf of the Stockholders under this Agreement, and will have the full power and authority to receive consideration on behalf of the Stockholders, and settle and resolve any disputes which may arise under Article II with respect to the Final Adjustment Amount and with regard to indemnification claims made against the Escrow Fund.

(b)           Parent and the Company shall be entitled to rely exclusively upon the communications of any of the Representatives relating to the foregoing matters.  Neither Parent nor the Company (i) shall be obligated to independently confirm or verify the authority of any Representative to act on behalf of all Stockholders as provided hereunder, or (ii) shall be held liable or accountable in any manner for any act or omission of any Representative in such capacity.  For the avoidance of doubt, (A) any communication given or delivered by or on behalf of Parent to a Representative shall be deemed to have been simultaneously given or delivered to all of the Representatives, and (B) in the event that Parent receives conflicting or inconsistent communications, directions or responses from the Representatives, Parent shall be entitled to rely on such communications, directions or responses as Parent in its sole discretion determines, and Parent shall not be responsible to the Representatives or any Stockholder in making such determination.

12.2        Exculpation.  The Representatives are serving in a ministerial role on behalf of the Stockholders and no claim or cause of action based upon, arising out of or related to this Agreement may be brought by Parent, Merger Subsidiary, the Company or any of their respective Affiliates against any Representative personally.  The Representatives, accordingly, shall have no liability to any of the parties to this Agreement in respect of, or by reason of, the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:

PERMIAN MUD SERVICE, INC.

By:	/s/Steven J. Lindley
Name: Steven J. Lindley
Title: President

PARENT:

ECOLAB INC.

By:	/s/Douglas M. Baker
Name: Douglas M. Baker
Title: Chairman and Chief Executive Officer

MERGER SUBSIDIARY:

OFC TECHNOLOGIES CORP.

By:	/s/Douglas M. Baker
Name: Douglas M. Baker
Title: Chief Executive Officer

REPRESENTATIVES:

/s/John W. Johnson
John W. Johnson, as a Representative

/s/Steven J. Lindley
Steven J. Lindley, as a Representative

/s/J. Loren Ross
J. Loren Ross, as a Representative

EXHIBITS:

Exhibit A	Example Working Capital Schedule
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of FIRPTA Statement
Exhibit F	Form of IRS Notice
Exhibit G-1	Form of Release and Waiver
Exhibit G-2	Directors and Officers
Exhibit H	Form of Non-Competition Agreement

Ecolab undertakes to furnish supplementally a copy of the foregoing omitted exhibits to the Commission upon request.